EXHIBIT 10(b)

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF AUGUST 3, 2010

BY AND AMONG

SOUTHERN UNION COMPANY
as the Borrower

AND

THE BANKS NAMED HEREIN
as the Banks

AND

MIZUHO CORPORATE BANK (USA)
as the Administrative Agent, Lead Left Arranger and Bookrunner

AND

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Joint Lead Arranger, Bookrunner and Syndication Agent

AND

SUMITOMO MITSUI BANKING CORPORATION
and
U.S. BANK NATIONAL ASSOCIATION
as Co-Documentation Agents

1936560v8

TABLE OF CONTENTS
                                                                        Page

1.      DEFINITIONS                                                          1              1
1.1	Defined Terms 1
1.2	Terms Generally 14
1.3	Accounting Terms; Change in GAAP 15

2.      THE LOANS                                                                                                                                                                                                                                                                                                15
2.1	The Loans 15
2.2	Making of the Loans 15
2.3	Repayment of Loans 16
2.4	Termination of the Commitments 16
2.5	Prepayments 16
2.6	Interest 17
2.7	Fees 18
2.8	Conversion of Loans 18
2.9	Additional Interest Rate Provisions, Increased Costs, Etc. 18
2.10	Payments and Computations 21
2.11	Taxes 22
2.12	Sharing of Payments, Etc. 25
2.13	Evidence of Debt 26
2.14	Replacement of Banks 26

3.      INTENTIONALLY OMITTED                                                         27

4.      INTENTIONALLY OMITTED                                                           27

5.      INTENTIONALLY OMITTED                                                         27

6.      INTENTIONALLY OMITTED                                                      27

7.      REPRESENTATIONS AND WARRANTIES                                                    27
7.1	Organization and Qualification 27
7.2	Financial Statements 27
7.3	Litigation 28
7.4	Default 28
7.5	Title to Assets 28
7.6	Payment of Taxes 28
7.7	Conflicting or Adverse Agreements or Restrictions 28
7.8	Authorization, Validity, Etc 29
7.9	Investment Company Act Not Applicable 29
7.10	Intentionally Omitted 29
7.11	Regulations T, U and X 29
7.12	ERISA 29
7.13	No Financing of Certain Security Acquisitions 30
7.14	Franchises, Co-Licenses, Etc 30

i

7.15	Lines of Business 30
7.16	Environmental Matters 30

8.      CONDITIONS                                                           31
8.1	Representations True and No Defaults. 31
8.2	Governmental Approvals 31
8.3	Compliance With Law 31
8.4	Notice of Borrowing and Other Documents 31
8.5	Payment of Fees and Expenses 31
8.6	Loan Documents, Opinions and Other Instruments 32
8.7	Financial Condition 32

9.      AFFIRMATIVE COVENANTS 32
9.1	Financial Statements and Information 32
9.2	Lease and Investment Schedules 33
9.3	Books and Records 34
9.4	Insurance 34
9.5	Maintenance of Property 34
9.6	Inspection of Property and Records 34
9.7	Existence, Laws, Obligations 34
9.8	Notice of Certain Matters 34
9.9	ERISA 35
9.10	Compliance with Environmental Laws 35
9.11	Use of Proceeds 36
9.12	PG2A Clauses 36

10.      NEGATIVE COVENANTS                                                       36
10.1	Capital Requirements 36
10.2	Mortgages, Liens, Etc 36
10.3	Debt 37
10.4	Loans, Advances and Investments 39
10.5	Stock and Debt of Subsidiaries 40
10.6	Merger, Consolidation, Etc 40
10.7	Supply and Purchase Contracts 41
10.8	Sale or Other Disposition of Assets 41
10.9	Discount or Sale of Receivables 42
10.10	Change in Accounting Method 42
10.11	Restricted Payment 42
10.12	Securities Credit Regulations 42
10.13	Nature of Business; Management 43
10.14	Transactions with Related Parties 43
10.15	Hazardous Materials 43

11.      EVENTS OF DEFAULT; REMEDIES                                                        43
11.1	Failure to Pay Principal or Interest 43
11.2	Failure to Pay Fees or Other Amounts 44
11.3	Other Debt Default 44

11.4	Misrepresentation or Breach of Warranty 44
11.5	Violation of Negative Covenants 44
11.6	Violation of Other Covenants, Etc 44
11.7	Bankruptcy and Other Matters 44
11.8	Dissolution 44
11.9	Undischarged Judgment 45
11.10	Environmental Matters 45
11.11	Change of Control 45
11.12	Other Remedies 45
11.13	Remedies Cumulative 45

12.      THE AGENT                                                           46
12.1	Authorization and Action 46
12.2	Agent’s Reliance, Etc 46
12.3	Defaults 47
12.4	Mizuho and Affiliates 47
12.5	Non-Reliance on Agent and Other Banks 47
12.6	Indemnification 47
12.7	Successor Agent 48
12.8	Agent’s Reliance 48
12.9	No Other Duties, Etc 48

13.      MISCELLANEOUS                                                         49
13.1	Representation by the Banks 49
13.2	Amendments, Waivers, Etc 49
13.3	Reimbursement of Expenses 50
13.4	Notices 50
13.5	Governing Law; Venue 50
13.6	Survival of Representations, Warranties and Covenants 51
13.7	Counterparts 51
13.8	Separability 51
13.9	Descriptive Headings 51
13.10	Accounting Terms 51
13.11	Limitation of Liability 51
13.12	Set-Off 52
13.13	Sale or Assignment. 52
13.14	Non U.S. Banks 55
13.15	Interest 55
13.16	Indemnification 56
13.17	Payments Set Aside 57
13.18	Loan Agreement Controls 57
13.19	Obligations Several 57
13.20	Pro Rata Treatment 57
13.21	Final Agreement 58
13.22	Waiver of Jury Trial 58
13.23	USA Patriot Act Notice 58
13.24	No Fiduciary Duty 58

Exhibits:

Exhibit A                     Form of Note
Exhibit B                     Form of Notice of Borrowing
Exhibit C                     Form of Assignment and Acceptance

1936560v8

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of August 3, 2010, is entered into by and among SOUTHERN UNION COMPANY, a corporation organized under the laws of Delaware (hereinafter called the “Borrower”), the financial institutions listed on the signature pages hereof (collectively, the “Banks” and individually, a “Bank”), MIZUHO CORPORATE BANK (USA) (“Mizuho”), in its capacity as administrative agent (the “Agent”) for the Banks hereunder, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Syndication Agent (in such capacity “Syndication Agent”), and SUMITOMO MITSUI BANKING CORPORATION and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, who hereby agree as follows:

PRELIMINARY STATEMENTS

1.           Reference is hereby made to that certain Credit Agreement dated as of August 5, 2009 by and between the Borrower, the banks named therein, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the administrative agent (the “Existing Agreement”), pursuant to which the banks party thereto made, in the aggregate, a $150,000,000 term loan to the Borrower, which principal amount remains outstanding as of the date hereof.

2.           The Borrower desires to amend and restate the Existing Agreement to obtain from the Banks a senior term loan financing in an aggregate principal amount of $250,000,000 (the “Financing”), to be used by the Borrower to refinance the amounts outstanding under the Existing Agreement and for the Borrower’s general corporate purposes.

3.           The Banks have indicated their willingness to provide the Financing, but only on and subject to the terms and conditions of this Agreement, and the parties hereto agree to amend and restate the Existing Agreement pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Agreement in its entirety and agree as follows:

1.	DEFINITIONS

1.1	Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Additional Costs” shall mean, with respect to any Rate Period in the case of any Eurodollar Rate Loan, all costs, losses or payments, as determined by any Bank in its sole and absolute discretion (which determination shall be conclusive in the absence of manifest error) that such Bank or its Domestic Lending Office or its Eurodollar Lending Office does, or would, if such Eurodollar Rate Loan were funded during such Rate Period by the Domestic Lending Office or the Eurodollar Lending Office of such Bank, incur, suffer or make by reason of:

(a) any and all present or future taxes (including, without limitation, any interest equalization tax or any similar tax on the acquisition of debt obligations, or any stamp or registration tax or duty or official or sealed papers tax), levies, imposts or any other charge of any nature whatsoever imposed by any taxing authority on or with regard to any aspect of the transactions contemplated by this Agreement, except such taxes as may be measured by the overall net income of such Bank or its Domestic Lending Office or its Eurodollar Lending Office and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank’s Domestic Lending Office or its Eurodollar Lending Office is located; and

(b) any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan because of or arising from (i) the introduction of, or any change (other than any change by way of imposition or increase of reserve requirements, in the case of any Eurodollar Rate Loan, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or administration of, any law or regulation or (ii) the compliance with any request from any central bank or other governmental authority (whether or not having the force of law).

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. If any Person shall own, directly or indirectly, beneficially or of record, twenty percent (20%) or more of the voting equity (whether outstanding capital stock, partnership interests or otherwise) of another Person, such Person shall be deemed to be an Affiliate.

“Agent” shall have the meaning set forth in the preamble hereto.

“Agreement” shall mean this Amended and Restated Credit Agreement dated as of August 3, 2010, as the same may be amended, modified, supplemented or restated from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounds upward to the nearest 1/16 of 1%) equal to the greatest of: (i) the Prime Rate in effect on such day; (ii) the Federal Funds Rate in effect for such day plus one-half of one percent (1/2%) or (iii) the Eurodollar Rate for a one month Rate Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%).  Any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Rate or such Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Rate or such Eurodollar Rate, respectively.

“Alternate Base Rate Loan” shall mean any Loan which bears interest at the Alternate Base Rate, plus the Applicable Margin.

“Applicable Lending Office” shall mean, with respect to each Bank, such Bank’s (a) Domestic Lending Office in the case of an Alternate Base Rate Loan; and (b) Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, for any day, with respect to any Alternate Base Rate Loan or Eurodollar Rate Loan, as the case may be, the applicable rate per annum set forth below, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Senior Funded Debt:

Rating of the Borrower’s unsecured, non-credit enhanced Senior Funded Debt	Eurodollar Rate Loans	Alternate Base Rate Loans
Equal to or greater than Baa1 by Moody’s or BBB+ by S&P	1.75%	0.75%
Equal to Baa2 by Moody’s or BBB by S&P	2.00%	1.00%
Equal to Baa3 by Moody’s or BBB- by S&P	2.125%	1.125%
Equal to Ba1 by Moody’s or BB+ by S&P	2.50%	1.50%
Less than Ba1 by Moody’s and less than BB+ by S&P	2.75%	1.75%

Notwithstanding the foregoing provisions, in the event that ratings of the Borrower’s Senior Funded Debt under S&P and under Moody’s fall within different rating categories which are not functional equivalents, the Applicable Margin shall be based on the higher of such ratings if there is only one category differential between the functional equivalents of such ratings, and if there is a two category differential between the functional equivalents of such ratings, the component of pricing from the grid set forth above shall be based on the rating category which is then in the middle of or between the two category ratings which are then in effect, and if there is greater than a two category differential between the functional equivalents of such ratings, the component of pricing from the grid set forth above shall be based on the rating category which is then one rating category above the lowest of the two category ratings which are then in effect.  Additionally, in the event that the Borrower withdraws from having its Senior Funded Debt being rated by Moody’s or S&P, so that one or both of such ratings services fails to rate the Borrower’s Senior Funded Debt, the component of pricing from the grid set forth above for purposes of determining the Applicable Margin for all Rate Periods commencing thereafter shall be 2.75% for a Eurodollar Rate Loan and, 1.75% for Alternate Base Rate Loans until such time as Borrower subsequently causes its Senior Funded Debt to be rated by both of said ratings services.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank that is not a Defaulting Bank, (b) an Affiliate of a Bank that is not a Defaulting Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank that is not a Defaulting Bank.

“Assignment and Acceptance” shall have the meaning set forth in Section 13.13.

“Bank” shall have the meaning set forth in the preamble hereto and shall include the Agent, in its individual capacity.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrowing” shall mean a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Rate Period made by each of the Banks pursuant to Section 2.1.

“Business Day” shall mean a day when the Agent is open for business, provided that, if the applicable Business Day relates to any Eurodollar Rate Loan, it shall mean a day when the Agent is open for business and banks are open for business in the London interbank market and in New York City.

“Capital Lease” shall mean any lease of any Property (whether real, personal, or mixed) which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of the lessee.

“Capitalized Lease Obligations” shall mean, for the Borrower and its Subsidiaries, any of their obligations that should, in accordance with GAAP, be recorded as Capital Leases.

“Cash Interest Expense” shall mean, for any period, total interest expense to the extent paid in cash (including the interest component of Capitalized Lease Obligations) of the Borrower and any Subsidiary for such period all as determined in conformity with GAAP.

“Change of Control” shall occur if any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute) shall have acquired beneficial ownership of thirty-five percent (35%) or more on a fully diluted basis of the voting and/or economic interests in the Borrower and within ninety (90) days of the announcement of the Change of Control, Moody’s or S&P announce a downgrade below investment grade or a withdrawal of their respective ratings as a result of the Change of Control.

“Change of Ownership” shall occur if any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute) shall have acquired beneficial ownership of thirty-five percent (35%) or more on a fully diluted basis of the voting and/or economic interests in the Borrower.

“Citrus” shall mean Citrus Corp., a Delaware corporation.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder issued by the Internal Revenue Service.

“Commitment” shall have the meaning set forth in Section 2.1 and “Commitments” shall mean, collectively, the Commitments of all of the Banks.

“Consolidated Net Worth” shall mean, for any period for the Borrower and all Subsidiaries, (a) the sum of the following consolidated items, all determined in accordance with GAAP and without duplication: the consolidated stockholders’ equity of all classes of stock (whether common, preferred, mandatorily convertible preferred or preference) of the Borrower and its Subsidiaries; the Equity-Preferred Securities; the other preferred securities of the Borrower’s Subsidiaries not constituting Equity-Preferred Securities; and the minority interests in the Borrower’s Subsidiaries, less (b) the sum of the following consolidated items, without duplication: the book amount of any deferred charges (including, but not limited to, unamortized debt discount and expenses, organization expenses, experimental and development expenses, but excluding prepaid expenses) that are not permitted to be recovered by the Borrower or its applicable Subsidiaries under rates permitted under rate tariffs, plus (c) the sum of all amounts contributed or paid by the Borrower to the Rabbi Trusts for purposes of funding the same, but only to the extent such contributions and payments are required to be deducted from the consolidated stockholders’ equity of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Total Capitalization” shall mean at any time the sum of: (a) Consolidated Net Worth at such time; plus (b) the principal amount of outstanding Debt (other than Equity-Preferred Securities (to the extent included in Debt of the Borrower and its Subsidiaries) not to exceed 10% of Consolidated Total Capitalization [calculated for purposes of this clause without reference to any Equity-Preferred Securities]) of the Borrower and its Subsidiaries.

“Consolidated Total Indebtedness” shall mean all Debt of the Borrower and all Subsidiaries including, without limitation, any current maturities and all obligations under any Receivables Purchase and Sale Agreement thereof, plus, without duplication, all amounts outstanding under standby letters of credit and, without duplication, all Facility Letter of Credit Obligations, less, without duplication and to the extent included in Debt of the Borrower and its Subsidiaries, Equity-Preferred Securities not to exceed 10% of Consolidated Total Capitalization (calculated for purposes of this clause without reference to any Equity-Preferred Securities).

“Conversion”, “Convert” and “Converted” each shall refer to a conversion of Loans of one type into Loans of the other type pursuant to Section 2.8.

“Debt” means (without duplication), for any Person indebtedness for money borrowed determined in accordance with GAAP but in any event including, (a) indebtedness of such Person for borrowed money or arising out of any extension of credit to or for the account of such Person (including, without limitation, extensions of credit in the form of reimbursement or payment obligations of such Person relating to letters of credit issued for the account of such Person) or for the deferred purchase price of property or services, except indebtedness which is owing to trade creditors in the ordinary course of business and which is due within thirty (30) days after the original invoice date; (b) indebtedness of the kind described in clause (a) of this definition which is secured by (or for which the holder of such Debt has any existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness or obligations; (c) Capitalized Lease Obligations of such Person; and (d) obligations under direct or indirect Guaranties.  Whenever the definition of Debt is being used herein in order to compute a financial ratio or covenant applicable to the consolidated business of the Borrower and its Subsidiaries, Debt which is already included in such computation by virtue of the fact that it is owed by a Subsidiary of the Borrower will not also be added by virtue of the fact that the Borrower has executed a guaranty with respect to such Debt that would otherwise require such guaranteed indebtedness to be considered Debt hereunder.  Nothing contained in the foregoing sentence is intended to limit the other provisions of this Agreement which contain limitations on the amount and types of Debt which may be incurred by the Borrower or its Subsidiaries.

“Debtor Laws” shall mean all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws, or general equitable principles from time to time in effect affecting the rights of creditors generally.

“Default” shall mean any of the events specified in Section 11, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed to fund any portion of its Loans within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) (i) become or is insolvent or has a parent company that has become or is insolvent or is determined to be insolvent by any Governmental Authority having regulatory authority over such Person, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Bank solely as a result of the maintenance of an ownership interest in such Bank or Person controlling such Bank or the exercise of control over a Bank or Person controlling such Bank by a Governmental Authority or an instrumentality thereof.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Domestic Lending Office” shall mean, with respect to each Bank, the office of such Bank located at its “Address for Notices” set forth below the name of such Bank on the signature pages hereof or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“EBDIT” shall mean for any period the sum of (a) consolidated net earnings for the Borrower and its Subsidiaries (excluding for all purposes hereof all extraordinary items), plus (b) each of the following to the extent actually deducted in deriving such net earnings:  (i) depreciation and amortization expense; (ii) interest expense and (iii) federal and state income taxes; in each case before adjustment for extraordinary items, as shown in the financial statements of the Borrower and its Subsidiaries referred to in Section 7.2 hereof (excluding for all purposes hereof all extraordinary items), and determined in accordance with GAAP, and (c) plus (or minus, if applicable) the net amount of non-cash deductions from (or additions to, if applicable) such net earnings for such period attributable to fluctuations in the market price(s) of securities which the Borrower is obligated to purchase in future periods under any of the Rabbi Trusts, but only to the extent that such deductions (or additions, if applicable) are required to be taken in accordance with GAAP.

“Eligible Assignee” shall mean: (i) any Bank that is not a Defaulting Bank, or any Affiliate of any Bank that is not a Defaulting Bank, any Approved Fund, or any institution 100% of the voting stock of which is directly or indirectly owned by such Bank or by the immediate or remote parent of such Bank; or (ii) a commercial bank, a foreign branch of a United States commercial bank, a domestic branch of a foreign commercial bank, a thrift or other financial institution having in each case assets in excess of $1,000,000,000.00.

“Environmental Law” shall mean (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. § 9601 et seq.), as amended from time to time, and any and all rules and regulations issued or promulgated thereunder (“CERCLA”); (b) the Resource Conservation and Recovery Act (as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. § 6901 et seq.), as amended from time to time, and any and all rules and regulations promulgated thereunder (“RCRA”); (c) the Clean Air Act, 42 U.S.C.A. § 7401 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; (d) the Clean Water Act of 1977, 33 U.S.CA § 1251 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; (e) the Toxic Substances Control Act, 15 U.S.C.A. § 2601 et seq., as amended from time to time, and any and all rules and regulations promulgated thereunder; or (f) any other federal or state law, statute, rule, or emulation enacted in connection with or relating to the protection or regulation of the environment (including, without limitation, those laws, statutes, rules, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Materials) and any rules and regulations issued or promulgated in connection with any of the foregoing by any governmental authority, and “Environmental Laws” shall mean each of the foregoing. “EPA” shall mean the Environmental Protection Agency, or any successor organization.

“Equity-Preferred Securities” means (i) Debt, preferred equity or any other securities that are mandatorily convertible by the issuer thereof at a date certain, without cash payment by the issuer, into common shares of stock of the Borrower or (ii) any other securities (A) that are issued by the Borrower or any Subsidiary, (B) that are not subject to mandatory redemption at any time, directly or indirectly, (C) that are perpetual or mature not less than 30 years from the date of issuance, (D) the Debt component, if any, issued in connection therewith, including any guaranty, is subordinate in right of payment to all other unsecured and unsubordinated Debt of the issuer of such Debt component (including any such guaranty, if applicable), and (E) the terms of which permit the issuer thereof to defer at any time, without any additional payment or premium, the payment of any and all interest and/or distributions thereon, as applicable, to a date occurring after the Maturity Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations thereof issued by the Internal Revenue Service or the Department of Labor thereunder.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” shall mean, with respect to each Bank, the office of such Bank located at its “Address for Notices” set forth below the name of such Bank on the signature pages hereof, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” shall mean with respect to the applicable Rate Period in effect for each Eurodollar Rate Loan, the quotient obtained by dividing (i) the rate appearing on Reuter Reference LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Rate Period, as the rate for dollar deposits with a maturity comparable to such Rate Period (or in the event that such rate quote is not available at such time for any reason, then utilizing the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Rate Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Rate Period) by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Rate Period.

“Eurodollar Rate Loan” shall mean any Loan that bears interest at the Eurodollar Rate, plus the Applicable Margin.

“Eurodollar Rate Reserve Percentage” of the Agent for any Rate Period for any Eurodollar Rate Loan shall mean the reserve percentage applicable during such Rate Period (or if more than one such percentages shall be so applicable, the daily average of such percentages for those days in such Rate Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for member banks of the Federal Reserve System with deposits exceeding $1,000,000,000 with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Rate Period.  The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall mean any of the events specified in Section 11, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Existing Agent” shall mean The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as administrative agent under the Existing Agreement.

“Existing Agreement” shall have the meaning given such term in the Preliminary Statements to this Agreement.

“Expiration Date” shall mean the last day of a Rate Period.

“Facility Letter of Credit Obligations” shall have the meaning set forth in the Revolving Credit Agreement, as in effect on the Closing Date.

“Facility Notes” shall mean the promissory notes of the Borrower, executed and delivered under the Revolving Credit Agreement.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates (rounded to the nearest 1/100 of 1%) on overnight federal fund transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded to the nearest 1/100 of 1%) of the quotations for such day on such transactions received by the Agent from federal funds brokers of recognized standing selected by the Agent.

“Funded Debt” means all Debt of a Person which matures more than one year from the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, by its terms or by the terms of any instrument or agreement relating thereto, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates Banks to extend credit during a period of more than one year from such date, including, without limitation, all amounts of any Funded Debt required to be paid or prepaid within one year from the date of determination of the existence of any such Funded Debt.

“Funding Date” shall mean the date in which each of the conditions precedent set forth in Section 8 shall have been satisfied or waived by the Banks, and the Loans are borrowed under Section 2.1.

“GAAP” shall mean generally accepted accounting principles, as in effect from time to time, applicable to the circumstances as of the date of determination, applied consistently with such principles as applied in the preparation of the Borrower’s audited financial statements referred to in Section 7.2.

“General Intangibles” shall mean all of the Borrower’s contract rights now existing or hereafter acquired, arising or created under contracts or arrangements for the purchase, sale, storage or transportation of gas or other Inventory.

“Governmental Authority” shall mean any (domestic or foreign) federal, state, county, municipal, parish, provincial, or other government, or any department, commission, board, court, agency (including, without limitation, the EPA), or any other instrumentality of any of them or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government, including, without limitation, any arbitration panel, any court, or any commission.

“Governmental Requirement” means any order, permit, law, statute (including, without limitation, any Environmental Protection Statute), code, ordinance, rule, regulation, certificate, or other direction or requirement of any Governmental Authority.

“Guaranty” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to maintain financial covenants, or to assure the payment of such Debt by an agreement to make payments in respect of goods or services regardless of whether delivered or to purchase or acquire the Debt of another, or otherwise, provided that the term “Guaranty” shall not include endorsements for deposit or collection in the ordinary course of business.

“Hazardous Materials” shall mean any substance which, pursuant to any Environmental Laws, requires special handling in its collection, use, storage, treatment or disposal, including but not limited to any of the following: (a) any “hazardous waste” as defined by RCRA; (b) any “hazardous substance” as defined by CERCLA; (c) asbestos; (d) polychlorinated biphenyls; (e) any flammables, explosives or radioactive materials; and (f) any substance, the presence of which on any of the Borrower’s or any Subsidiary’s properties is prohibited by any Governmental Authority.

“Highest Lawful Rate” shall mean, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, due to such Bank pursuant to this Agreement, under laws applicable to such Bank which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indemnified Parties” shall have the meaning set forth in Section 13.16.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Loan in accordance with Section 2.8.

“Inventory” means, with respect to the Borrower or any Subsidiary, all of such Person’s now owned or hereafter acquired or created inventory in all of its forms and of every nature, wherever located, whether acquired by purchase, merger, or otherwise, and all raw materials, work in process therefor and finished goods thereof, and all supplies, materials, and products of every nature and description used, usable, or consumed in connection with the manufacture, packing, shipping, advertising, selling, leasing, furnishing, or production of such goods, and shall include, in any event, all “inventory” (within the meaning of such term in the Uniform Commercial Code in effect in any applicable jurisdiction), whether in mass or joint, or other interest or right of any kind in goods which are returned to, repossessed by, or stopped in transit by such Person, and all accessions to any of the foregoing and all products of any of the foregoing.

“Investment” of any Person means any investment so classified under GAAP, and, whether or not so classified, includes (a) any direct or indirect loan advance made by it to any other Person; (b) any direct or indirect Guaranty for the benefit of such Person; provided, however, that for purposes of determining Investments of the Borrower hereunder, the existing Guaranty by the Borrower of certain tax increment financing extended by The Fidelity Deposit and Discount Bank to The Redevelopment Authority of the County of Lackawanna shall be deemed to not be an Investment; (c) any capital contribution to any other Person; and (d) any ownership or similar interest in any other Person; and the amount of any Investment shall be the original principal or capital amount thereof (plus any subsequent principal or capital amount) minus all cash returns of principal or capital thereof.

“Lead Left Arranger” shall mean Mizuho Corporate Bank (USA), in its capacity as the Lead Left Arranger and Book Runner.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien (including without limitation, any such interest arising under any Environmental Law), or similar charge of any kind (including without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or the interest of the lessor under any Capital Lease.

“Loan” or “Loans” shall have the meaning set forth in Section 2.1.

“Loan Document” shall mean this Agreement, any Note, or any other document, fee letter, agreement or instrument now or hereafter executed and delivered by the Borrower or any other Person in connection with any of the transactions contemplated by any of the foregoing, as any of the foregoing may hereafter be amended, modified, or supplemented, and “Loan Documents” shall mean, collectively, each of the foregoing.

“Majority Banks” shall mean at any time Banks holding more than 50% of the unpaid principal amounts outstanding under the Notes or, if prior to the Funding Date and no such amounts are outstanding, more than 50% of the aggregate Commitments.

“Material Adverse Effect” shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the Borrower’s ability to perform its Obligations with respect to this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent and the Banks thereunder.

“Maturity Date” shall mean August 2, 2013.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Non-Facility Letter of Credit” shall mean any letter of credit which is not issued pursuant to the letter of credit facility extended under the Revolving Credit Agreement.

“Note” or “Notes” shall mean a promissory note or notes, respectively, of the Borrower, substantially in the form of Exhibit A, executed and delivered under this Agreement.

“Notice of Borrowing” shall have the meaning set forth in Section 2.2(a).

“Obligations” shall mean all obligations of the Borrower to the Banks under this Agreement, the Notes, and all other Loan Documents to which it is a party.

“Officer’s Certificate” shall mean a certificate signed in the name of the Borrower or a Subsidiary, as the case may be, by either its President, one of its Vice Presidents, its Treasurer, its Secretary, or one of its Assistant Treasurers or Assistant Secretaries.

“Panhandle Eastern” shall mean Panhandle Eastern Pipe Line Company, LP, a Delaware limited partnership.

“Person” shall mean an individual, partnership, joint venture, corporation, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

“Plan” shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower or of any member of a “controlled group of corporations,” as such term is defined in the Code, of which the Borrower or any Subsidiary is a member, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of its employees.

“Prime Rate” shall mean, on any day, the rate determined by the Agent as being its prime rate for that day.  Without notice to the Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said Prime Rate shall fluctuate, with each such change to be effective as of the date of each change in such Prime Rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Agent may make commercial or other loans at rates of interest at, above or below the Prime Rate.

“Prior Acquisitions” shall mean the Borrower’s previous acquisitions of and mergers with Fall River Gas Company.

“Pro-Rata Percentage” shall mean with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s outstanding Loan and the denominator of which shall be the aggregate amount of all the outstanding Loans of the Banks.

“Property” shall mean any interest or right in any kind of property or asset, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

“Qualifying Assets” shall mean (i) equity interests owned one hundred percent (100%) by the Borrower in entities engaged primarily in one or more of the Borrower’s lines of business described in Section 7.15 (singly, a “Qualified Entity,” collectively, “Qualified Entities”), or productive assets used in one or more of such lines of business; and (ii) equity interests of less than one hundred percent (100%) owned by the Borrower in one or more Qualifying Entities, provided that at any time the aggregate amount of the Borrower’s investment in Qualifying Assets described in clause (ii) that are then held by the Borrower as of the applicable determination date (measured by the aggregate purchase price paid therefor, including the aggregate amount of Debt assumed or deemed incurred by the Borrower in connection with such acquisitions) does not exceed twenty percent (20%) of the Consolidated Net Worth of the Borrower and its Subsidiaries as of the applicable determination date.

“Rabbi Trusts” shall mean those four (4) certain non-qualified deferred compensation irrevocable trusts existing as of the Closing Date, previously established by the Borrower for the benefit of its executive employees, so long as the assets in each of such trusts which have not yet been distributed to one or more executive employees of the Borrower remain subject to the claims of the Borrower’s general creditors.

“Rate Period” shall mean the period of time for which the Eurodollar Rate shall be in effect as to any Eurodollar Rate Loan, commencing with the Funding Date or the Expiration Date of the immediately preceding Rate Period, as the case may be, applicable to and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Rate Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below; provided, however, that any Rate Period that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Rate Period shall end on the next preceding Business Day.  For any Eurodollar Rate Loan the Rate Period may be 1, 2, 3, or 6 months, in each case as specified in the applicable Notice of Borrowing, subject to the provisions of Sections 2.2, 2.6, and 2.9.

“Receivables Purchase and Sale Agreement” shall mean any agreement(s) governing a receivables securitization facility proposed to be entered into by the Borrower or any of its Subsidiaries, as any such agreement or facility may be amended, supplemented, restated or otherwise modified from time to time, provided that no such amendment, supplement, restatement or modification shall change the scope of such agreement or facility from that of a receivables securitization transaction and the aggregate amount of all such facilities shall not exceed $150,000,000.

“Release” shall mean a “release”, as such term is defined in CERCLA.

“Restricted Payment” shall mean the Borrower’s declaration or payment of any dividend on, or purchase or agreement to purchase any of, or making of any other distribution with respect to, any of its capital stock, except any such dividend, purchase or distribution consisting solely of capital stock of the Borrower.

“Revolving Credit Agreement” shall mean the Sixth Amended and Restated Revolving Credit Agreement dated as of February 26, 2010, among the Borrower and the banks named therein, as amended.

“S&P” shall mean Standard & Poor’s Rating Group.

“Securities Act” shall have the meaning set forth in Section 13.1.

“Senior Funded Debt” shall mean Funded Debt of the Borrower (excluding Debt that is contractually subordinated in right of payment to any other Debt) that is unsecured and not guaranteed by any other Person or subject to any other credit enhancement.

“Senior Notes” means (a) the $475,000,000 of 7.6% Senior Notes of the Borrower previously placed with investors on or about January 31, 1994, and (b) the $300,000,000 of   8.25% Senior Notes of the Borrower previously placed with investors on or about November 3, 1999, as such Senior Notes may be amended, modified, or supplemented from time to time in accordance with the terms of this Agreement; and “Senior Note” means each such note individually.

“Subsidiary” of a Person shall mean a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Notwithstanding the fact that the management of Citrus is or may be controlled by the Borrower, neither Citrus nor any of its subsidiaries shall be deemed to constitute a Subsidiary of the Borrower for purposes of this Agreement so long as the Borrower does not beneficially own, directly, or indirectly, a majority of the shares of securities or other interests in Citrus having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency).

“Syndication Agent” shall have the meaning set forth in the preamble hereto.

“Trunkline LNG Holdings” shall mean Trunkline LNG Holdings, LLC, a Delaware limited liability company.

“Type” shall mean, with respect to any Loan, any Alternate Base Rate Loan or any Eurodollar Rate Loan.

1.2	Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3	Accounting Terms; Change in GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Agent that the Borrower requests to eliminate the effect of any change in GAAP occurring after the date hereof or to eliminate the application of such change on the operation of such provision (or if the Agent notifies the Borrower that the Majority Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application of such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

2.	THE LOANS

2.1	The Loans.

Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make a single Loan (each, a “Loan” and, collectively the “Loans”) to the Borrower on the Funding Date in an amount that is set forth opposite each Bank’s name on Schedule 2.1 hereto (in each case, such Bank’s “Commitment” and, collectively, “Commitments”). The aggregate amount of the Commitments shall be $250,000,000. Amounts borrowed under this Section 2.1 and repaid or prepaid after the Funding Date may not be reborrowed.  The Agent and the Borrower hereby consent to the allocation of the Commitments among the Banks as set forth on Schedule 2.1.

2.2	Making of the Loans.

(a) The Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the Borrowing if the Borrowing consists of Eurodollar Rate Loans, or not later than 9:00 A.M. (New York City time) on the date of the Borrowing if the Borrowing consists of Alternate Base Rate Loans, by the Borrower to the Agent, which shall give to each Bank prompt notice thereof. The notice of the Borrowing, substantially in the form attached hereto as Exhibit B (the “Notice of Borrowing”), shall be in writing, specifying therein the requested (i) date of the Borrowing, (ii) Type of Loans comprising the Borrowing, (iii) aggregate amount of the Borrowing, which shall not exceed the aggregate amount of the Commitments, and (iv) if the Borrowing consists of Eurodollar Rate Loans, the initial Rate Period for each such Loan. Each Bank shall, before 11:00 A.M. (New York City time) on the date of the Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s account, in same day funds, such Bank’s portion of the Borrowing in accordance with Section 2.1. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 8, the Agent will make such funds available to the Borrower by electronic transfer of same day funds to the Borrower’s account.

(b) The Notice of Borrowing shall be irrevocable and binding on the Borrower. If the Notice of Borrowing specifies the Borrowing is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Section 8, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Loan to be made by such Bank as part of the Borrowing when such Loan, as a result of such failure, is not made on such date.

(c) Unless the Agent shall have received written notice from a Bank prior to the date of the Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of the Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of the Borrowing in accordance with clause (a) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay or pay to the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.6 to Loans comprising the Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Bank’s Loan as part of the Borrowing for all purposes.

(d) The failure of any Bank to make the Loan to be made by it as part of the Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of the Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of the Borrowing.

2.3	Repayment of Loans.

The Borrower shall repay to the Agent for the ratable account of the Banks the aggregate outstanding principal amount of the Loans on the Maturity Date.

2.4	Termination of the Commitments.

The Commitment of each Bank shall be automatically and permanently reduced to $0 (zero) upon the funding of the Loans on the Funding Date.

2.5	Prepayments.

The Borrower may, upon at least three (3) Business Days’ notice in the case of Eurodollar Rate Loans and at least one (1) Business Day’s notice in the case of Alternate Base Rate Loans, in each case to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding aggregate principal amount of the Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 in the case of Eurodollar Rate Loans and $1,000,000 in the case of Alternate Base Rate Loans, or in each case an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Loan is made on a date other than the last day of a Rate Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.9(d). The Agent shall promptly notify each Bank of any notice received from the Borrower pursuant to this Section 2.5.

2.6	Interest.

(a) The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Bank from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)
During such periods as such Loan is an Alternate Base Rate Loan, a rate per annum equal at all times to the sum of (a) the Alternate Base Rate in effect from time to time plus (b) the Applicable Margin for Alternate Base Rate Loans in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Alternate Base Rate Loan shall be Converted or paid in full.

(ii)
During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Rate Period for such Loan to the sum of (a) the Eurodollar Rate for such Rate Period for such Loan plus (b) the Applicable Margin for Eurodollar Rate Loans in effect on the first day of such Rate Period, payable in arrears on the last day of such Rate Period and, if such Rate Period has a duration of more than three months, on each day that occurs during such Rate Period every three months from the first day of such Rate Period and on the date that such Eurodollar Rate Loan shall be Converted or paid in full.

    (b) To the fullest extent permitted by applicable law, the amount of any principal, interest, fee or other amount payable under this Agreement or any other Loan Document to any agent or any Bank that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of principal or interest, on the Type of Loan relating to such principal or interest pursuant to clause (i) or (ii) of clause (a) above, as applicable, and, in all other cases, on Alternate Base Rate Loans pursuant to clause (i) of clause (a) above.

    (c) Promptly after receipt of the Notice of Borrowing pursuant to Section 2.2, a notice of Conversion pursuant to Section 2.8 or a notice of selection of an Rate Period pursuant to the terms of the definition of “Rate Period”, the Agent shall give notice to the Borrower and each Bank of the applicable Rate Period and the applicable interest rate determined by the Agent for purposes of clauses (a)(i) or (a)(ii) above. If the Borrower shall fail to select the duration of any Rate Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Rate Period”, the Agent will forthwith so notify the Borrower and the Banks, whereupon the Borrower shall be deemed to have selected a one-month Rate Period for each such Eurodollar Rate Loan.

2.7	Fees.

(a) The Borrower agrees to pay all closing, structuring, administrative and other fees owed to the Agent, any of the Banks, the Lead Left Arranger, or Syndication Agent by the Borrower under this Agreement, or under any other written agreement between the Borrower and any of such parties.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent. Fees paid shall not be refundable under any circumstances.

2.8	Conversion of Loans.

(a) The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.6 and 2.9, Convert all or any portion of the Loans of one Type into Loans of the other Type; provided that any Conversion of Eurodollar Rate Loans into Alternate Base Rate Loans shall be made only on the last day of any Rate Period for such Eurodollar Rate Loans and each Conversion of Loans shall be made ratably among the Banks in accordance with their Pro-Rata Percentages; and also provided that, upon giving effect to such Conversions, no more than three Rate Periods shall be in effect. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Rate Period for such Loans. Each notice of Conversion shall be in writing and shall be irrevocable and binding on the Borrower. The Agent shall promptly notify each Bank of any notice received from the Borrower pursuant to this Section 2.8.

(b) Upon the occurrence and during the continuation of any Default and if the Majority Banks shall so direct, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Rate Period therefor, Convert into an Alternate Base Rate Loan and (ii) the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

2.9	Additional Interest Rate Provisions, Increased Costs, Etc.

(a) The Note may be held by each Bank that requested such Note for the account of its respective Domestic Lending Office or its respective Eurodollar Lending Office, and may be transferred from one to the other from time to time as each such Bank may determine.

(b) If the Borrower shall have chosen the Eurodollar Rate in a Notice of Borrowing and prior to the Funding Date, and any Bank in good faith determines (which determination shall be conclusive) that (i) deposits in Dollars in the principal amount of such Eurodollar Rate Loan are not being offered to the Eurodollar Lending Office of such Bank in the Eurodollar interbank market selected by such Bank in its sole discretion in good faith or (ii) adequate and reasonable means do not exist for ascertaining the chosen Eurodollar Rate in respect of such Eurodollar Rate Loan or (iii) the Eurodollar Rate for any Rate Period for such Eurodollar Rate Loan will not adequately reflect the cost to such Bank of making such Eurodollar Rate Loan for such Rate Period, then such Bank will so notify the Borrower and the Agent and such Eurodollar Rate shall not become effective as to such Eurodollar Rate Loan on the Funding Date or at any time thereafter until such time thereafter as the Borrower receives notice from the Agent that the circumstances giving rise to such determination no longer apply.

(c) Anything in this Agreement to the contrary notwithstanding, if at any time any Bank in good faith determines (which determination shall be conclusive) that the introduction of or any change in any applicable law, rule or regulation or any change in the interpretation or administration thereof by any governmental or other regulatory authority charged with the interpretation or administration thereof shall make it unlawful for the Bank (or the Eurodollar Lending Office of such Bank) to maintain or fund any Eurodollar Rate Loan, such Bank shall give notice thereof to the Borrower and the Agent.  With respect to any Eurodollar Rate Loan which is outstanding when such Bank so notifies the Borrower, upon such date as shall be specified in such notice the Rate Period shall end and the lesser of (i) the Alternate Base Rate plus the Applicable Margin or (ii) the Highest Lawful Rate shall commence to apply in lieu of the Eurodollar Rate in respect of such Eurodollar Rate Loan and shall continue to apply unless and until the Borrower changes the rate as provided in Section 2.6. No more than five (5) Business Days after such specified date, the Borrower shall pay to such Bank (x) accrued and unpaid interest on such Eurodollar Rate Loan at the Eurodollar Rate plus (y) such amount or amounts (to the extent that such amount or amounts would not be usurious under applicable law) as may be necessary to compensate such Bank for any direct or indirect costs and losses incurred by it (to the extent that such amounts have not been included in the Additional Costs in calculating such Eurodollar Rate), but otherwise without penalty. If notice has been given by such Bank pursuant to the foregoing provisions of this Section 2.9(c), then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, such Eurodollar Rate shall not again apply to such Loan or any other Loan and the obligation of such Bank to continue any Eurodollar Rate Loan as a Eurodollar Rate Loan shall be suspended and any request by the Borrower for either a Eurodollar Rate Loan or the conversion of a Eurodollar Rate Loan shall be ineffective. Any such claim by such Bank for compensation under clause (y) above shall be accompanied by a certificate setting forth the computation upon which such claim is based, and such certificate shall be conclusive and binding for all purposes, absent manifest error.

(d) THE BORROWER WILL INDEMNIFY EACH BANK AGAINST, AND REIMBURSE EACH BANK ON DEMAND FOR, ANY LOSS (INCLUDING LOSS OF REASONABLY ANTICIPATED PROFITS DETERMINED USING REASONABLE ATTRIBUTION AND ALLOCATION METHODS), OR REASONABLE COST OR EXPENSE INCURRED OR SUSTAINED BY SUCH BANK (INCLUDING WITHOUT LIMITATION, ANY LOSS OR EXPENSE INCURRED BY REASON OF THE LIQUIDATION OR REEMPLOYMENT OF DEPOSITS OR OTHER FUNDS ACQUIRED BY SUCH BANK TO FUND OR MAINTAIN ANY EURODOLLAR RATE LOAN) AS A RESULT OF (I) ANY ADDITIONAL COSTS INCURRED BY SUCH BANK; (II) ANY PAYMENT OR REPAYMENT (WHETHER AUTHORIZED OR REQUIRED HEREUNDER OR OTHERWISE) OF ALL OR A PORTION OF ANY LOAN ON A DAY OTHER THAN THE EXPIRATION DATE OF A RATE PERIOD FOR SUCH LOAN; (III) ANY PAYMENT OR PREPAYMENT (WHETHER REQUIRED HEREUNDER OR OTHERWISE) OF ANY LOAN MADE AFTER THE DELIVERY OF A NOTICE OF BORROWING BUT BEFORE THE FUNDING DATE IF SUCH PAYMENT OR PREPAYMENT PREVENTS THE PROPOSED BORROWING FROM BECOMING FULLY EFFECTIVE; OR (IV) AFTER RECEIPT BY THE AGENT OF A NOTICE OF BORROWING, THE FAILURE OF ANY LOAN TO BE MADE OR EFFECTED BY SUCH BANK DUE TO ANY CONDITION PRECEDENT TO A BORROWING NOT BEING SATISFIED BY THE BORROWER OR DUE TO ANY OTHER ACTION OR INACTION OF THE BORROWER. ANY BANK DEMANDING PAYMENT UNDER THIS SECTION 2.9(d) SHALL DELIVER TO THE BORROWER AND THE AGENT A STATEMENT REASONABLY SETTING FORTH THE AMOUNT AND MANNER OF DETERMINING SUCH LOSS, COST OR EXPENSE. THE FACTS SET FORTH IN SUCH STATEMENT SHALL BE CONCLUSIVE AND BINDING FOR ALL PURPOSES, ABSENT MANIFEST ERROR.

(e) If, after the date of this Agreement, any Bank shall have determined that the adoption of any applicable law, rule, guideline, interpretation or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder and under similar lending arrangements to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material then the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(f) A certificate of such Bank setting forth such amount or amounts as shall be necessary to compensate such Bank as specified in subparagraph (e) above shall be delivered as soon as practicable to the Borrower (with a copy thereof to the Agent) and to the extent determined in accordance with subparagraph (e) above shall be conclusive and binding, absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate within fifteen (15) days after such Bank delivers such certificate. In preparing such certificate, such Bank may employ such assumptions and allocations (consistently applied with respect to advances made by such Bank or commitments by such Bank to make advances) of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method (consistently applied with respect to advances made by such Bank or commitments by such Bank to make advances).

2.10	Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s account in same day funds, with payments being received by the Agent after such time being deemed to have been received on the next succeeding Business Day. The Agent will promptly thereafter cause like funds to be distributed (x) if such payment by the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the Notes to more than one Bank, to such Banks for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Banks and (y) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Bank, to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 13.13(d), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Bank and each of its Affiliates, if and to the extent payment owed to such Bank is not made when due hereunder or, in the case of a Bank, under the Note held by such Bank, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Bank or such Affiliate any amount so due.

(c) (x) All computations of interest based on the Prime Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and (y) all computations of interest based on the Eurodollar Rate (including Alternate Base Rate Loans determined with reference to the Eurodollar Rate as set forth in clause (iii) of the definition of “Alternate Base Rate”) or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each of (x) and (y) above, the computation shall be for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided that if such extension causes the payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to any Bank hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each such Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(f) If the Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each of the Banks in accordance with such Bank’s Pro-Rata Percentage of the aggregate principal amount of all Loans outstanding at such time.

2.11	Taxes.

(a) Any and all payments by the Borrower to or for the account of any Bank or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.10 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and each Agent, taxes that are imposed on its overall net income by the United States of America (and franchise taxes imposed in lieu thereof) and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Bank or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Bank’s principal office or Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Bank or any Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Bank or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by the Borrower hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Bank and the Agent for and hold them harmless against the full amount of Taxes and Other Taxes, imposed on or paid by such Bank or such Agent (as the case may be) with respect to any payment by or on account of any obligation of the Borrower hereunder (including Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.11) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Bank or such Agent (as the case may be) makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 13.4, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.11, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Acceptance pursuant to which it becomes a Bank, as the case may be, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Bank remains lawfully able to do so), or upon the obsolescence or invalidity of any form previously provided provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document, or (in the case of a Bank that is claiming exemption from U.S. federal withholding with respect to payments of “portfolio interest” and has certified in writing to the Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)) Internal Revenue Service Form W-8BEN, or any successor or other form prescribed by the Internal Revenue Service, or, in the case of a Bank that certifies that it is not a “bank” as described above, certify that such Bank is a foreign corporation, partnership, estate or trust. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Bank reasonably considers to be confidential, such Bank shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Bank fails to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a Change in Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Bank shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided that should a Bank become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall, at the sole expense of such Bank, take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g) Any Bank claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or assign its rights and obligations under this Agreement to another of its offices, branches or Affiliates if the making of such a change or assignment would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(h) If a Bank or the Agent actually receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Bank or the Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Bank or the Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Bank or the Agent in the event the Agent or such Bank or the Agent is required to repay such refund to such Governmental Authority. This Section 2.11(h) shall not be construed to require the Agent or any Bank or the Agent to claim a refund or make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.12	Sharing of Payments, Etc.

 If any Bank shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 13.13(d)) (a) on account of Obligations due and payable to such Bank hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Bank at such time to (ii) the aggregate amount of the Obligations due and payable to all Banks hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Banks hereunder and under the Notes at such time obtained by all the Banks at such time or (b) on account of Obligations owing (but not due and payable) to such Bank hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Bank at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Banks hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Banks hereunder and under the Notes at such time obtained by all of the Banks at such time, such Bank shall forthwith purchase from the other Banks such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (i) the purchase price paid to such Bank to (ii) the aggregate purchase price paid to all Banks) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such other Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered; provided, further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Bank shall be shared on a pro rata basis only with other Banks. The Borrower agrees that any Bank so purchasing an interest or participating interest from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Bank were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

2.13	Evidence of Debt.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder. The Borrower agrees that upon request by any Bank to the Borrower (with a copy of such request to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank, with a copy to the Agent, a Note payable to the order of such Bank in a principal amount equal to the Loans of such Bank. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Agent pursuant to Section 13.13(c) shall include a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of the Borrowing, the Type of Loans comprising the Borrowing and, if appropriate, the Rate Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder.  Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Bank in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Bank and, in the case of such account or accounts, such Bank, under this Agreement, absent manifest error; provided that the failure of the Agent or such Bank to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

2.14	Replacement of Banks.

If:

(a) any Bank requests compensation under Section 2.9 (other than Section 2.9(d));

(b) the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.11; or

(c) any Bank becomes a Defaulting Bank,

then, the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.13), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation or payments required to be made pursuant to Section 2.9, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.	INTENTIONALLY OMITTED

4.	INTENTIONALLY OMITTED

5.	INTENTIONALLY OMITTED

6.	INTENTIONALLY OMITTED

7.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

7.1	Organization and Qualification.

The Borrower and each Subsidiary of the Borrower: (a) are business entities duly organized, validly existing, and in good standing under the laws of their respective states of incorporation or formation; (b) have the corporate or organizational power to own their respective properties and to carry on their respective businesses as now conducted; and (c) are duly qualified as foreign entities to do business and are in good standing in every jurisdiction where such qualification is necessary except when the failure to so qualify would not or does not have a Material Adverse Effect.  The Borrower is a corporation organized under the laws of Delaware and has the Subsidiaries listed on Schedule 7.1 attached hereto and made a part hereof for all purposes, and no others, each of which is a Delaware corporation unless otherwise noted on Schedule 7.1.  None of the Subsidiaries listed on Schedule 7.1 as “Inactive Subsidiaries” conducts or will conduct any business, and none of such Subsidiaries has any assets other than minimum legal capitalization.

7.2	Financial Statements.

The Borrower has furnished the Banks with (a) the Borrower’s annual audit reports containing the Borrower’s consolidated balance sheets, statements of income and stockholder’s equity and a cash flow statements as at and for the fiscal years ended on December 31, 2008 and December 31, 2009, each accompanied by the certificate of PricewaterhouseCoopers, LLP and (b) the Borrower’s unaudited financial report as of each fiscal quarter ending subsequent to the date of the last financial statements delivered pursuant to clause (a) above.  These statements are complete and correct and present fairly in all material respects in accordance with GAAP, consistently applied throughout the periods involved, the consolidated financial position of the Borrower and the Subsidiaries and the results of its and their operations as at the dates and for the periods indicated subject, as to interim statements only, to changes resulting from customary end-of-year credit adjustments which in the aggregate will not be material.

7.3	Litigation.

Except as disclosed on Schedule 7.3 or pursuant to Section 7.16, there is no: (a) action or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower before any court, administrative agency or arbitrator which is reasonably expected to have a Material Adverse Effect; (b) judgment outstanding against the Borrower for the payment of money which may  reasonably be expected to result in a Material Adverse Effect; or (c) other outstanding judgment, order or decree affecting the Borrower or any Subsidiary before or by any administrative or governmental authority, compliance with or satisfaction of which could reasonably be expected to result in a Material Adverse Effect.

7.4	Default.

Neither the Borrower nor any Subsidiary of the Borrower is in default under or in violation of the provisions of any instrument evidencing any Debt or of any agreement relating thereto or any judgment, order, writ, injunction or decree of any court or any order, regulation or demand of any administrative or governmental instrumentality which default or violation might have a Material Adverse Effect.

7.5	Title to Assets.

The Borrower and each Subsidiary of the Borrower have good and marketable title to their respective assets, including its real and personal property material to its business, except for minor defects in title that do not interfere, in any significant manner, with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and subject to no Liens except those permitted in Section 10.2.

7.6	Payment of Taxes.

The Borrower and each Subsidiary of the Borrower have filed all United States federal income tax returns and all other material tax returns which to the knowledge of the Borrower are required to be filed by them and have paid or provided for the payment of all taxes shown on said returns and all assessments which are due and payable (except such as are being contested in good faith by appropriate proceedings for which adequate reserves for their payment have been provided in a manner consistent with the accounting practices followed by the Borrower).  The Borrower is not aware of any pending investigation by any taxing authority or of any claims by any governmental authority for any unpaid taxes in excess of $10,000,000.00.

7.7	Conflicting or Adverse Agreements or Restrictions.

Neither the execution and delivery of this Agreement or the Notes or any other Loan Document nor the consummation of the transactions contemplated hereby nor fulfillment of and compliance with the respective terms, conditions and provisions hereof or of the Notes or of any instruments required hereby will conflict in any material respect with or result in a material breach of any of the terms, conditions or provisions of, or constitute a material default under, or result in any material violation of, or result in the creation or imposition of any Lien (other than as contemplated or permitted by this Agreement) on any of the property of the Borrower or any Subsidiary pursuant to (a) the charter or bylaws applicable to the Borrower or any Subsidiary; (b) any law or any regulation of any administrative or governmental instrumentality; (c) any order, writ, injunction or decree of any court; or (d) the terms, conditions or provisions of any agreement or instrument to which the Borrower or any Subsidiary is a party or by which it is bound or to which it is subject, which conflict or default which could reasonably be expected to result in a Material Adverse Effect.

7.8	Authorization, Validity, Etc.

The Borrower has the corporate power and authority to make, execute, deliver and carry out this Agreement and the transactions contemplated herein, to make the borrowings provided for herein, to execute and deliver the Notes and to perform its obligations hereunder and under the Notes and the other Loan Documents to which it is a party and all such action has been duly authorized by all necessary corporate proceedings on its part.  This Agreement has been duly and validly executed and delivered by the Borrower and constitutes the valid and legally binding agreement of the Borrower enforceable in accordance with its terms, except as limited by Debtor Laws; and the Notes and the other Loan Documents, when duly executed and delivered by the Borrower pursuant to the provisions hereof, will constitute the valid and legally binding obligation of the Borrower enforceable in accordance with the terms thereof and of this Agreement, except as limited by Debtor Laws.

7.9	Investment Company Act Not Applicable.

Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.10	Intentionally Omitted.

7.11	Regulations T, U and X.

No Loan shall be a “purpose credit secured directly or indirectly by margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“margin stock”); none of the proceeds of any Loan will be used to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose which would constitute this transaction a “purpose credit secured directly or indirectly by margin stock” within the meaning of said Regulation U, as now in effect or as the same may hereafter be in effect. Neither the Borrower nor any Subsidiary will take or permit any action which would involve the Banks in a violation of Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Securities Exchange Act of 1934, in each case as now or hereafter in effect.  After applying proceeds of any Loan, not more than twenty-five percent (25%) of the value (as determined by any reasonable method) of the assets subject to the negative pledge set forth in Section 10.2 of the Agreement and the restrictions on disposition of assets set forth in Section 10.8 of the Agreement is represented by margin stock.

7.12	ERISA.

Neither the Borrower nor any Subsidiary of the Borrower maintains, or has in the past maintained, a multiemployer plan under Section 4001(a)(3) of ERISA; neither the Borrower nor any Subsidiary of the Borrower is required, or has in the past been required, to contribute to a multiemployer plan under Section 4001(a)(3) of ERISA.  Except as provided in Schedule 7.12, no Reportable Event (as defined in §4043(c) of ERISA) has occurred with respect to any Plan.  Except as provided in Schedule 7.12, each Plan complies in all material respects with applicable provisions of ERISA, and the Borrower and each Subsidiary of the Borrower have filed all reports required by ERISA and the Code to be filed with respect to each Plan.  Except as provided in Schedule 7.12, the Borrower has no knowledge of any event which could result in a liability of the Borrower or any Subsidiary of the Borrower to the Pension Benefit Guaranty Corporation.  Except as provided in Schedule 7.12, the Borrower and each Subsidiary of the Borrower have made all required contributions by the applicable due dates under ERISA and the Code to each of the Plans subject to §412 of the Code and §302 of ERISA, other than contributions in an aggregate amount not exceeding $10,000,000.00, and no application for a funding waiver pursuant to §412 of the Code has been made with respect to any Plan.  Since the effective date of Title IV of ERISA, there have not been any, nor are there now existing any, events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under §4068 of ERISA to attach to any property of the Borrower or any Subsidiary of the Borrower.

7.13	No Financing of Certain Security Acquisitions.

None of the proceeds of any Loan will be used to acquire any security in any transaction that is subject to §13 or §14 of the Securities Exchange Act of 1934, as amended, except the equity interests described in subparagraph (ii) of the definition of “Qualifying Assets”.

7.14	Franchises, Co-Licenses, Etc.

The Borrower and each Subsidiary of the Borrower own or have obtained all the material governmental permits, certificates of authority, leases, patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and rights with respect thereto, required or necessary (or, in the sole and independent judgment of the Borrower, prudent) in connection with the conduct of their respective businesses as presently conducted or as proposed to be conducted, the absence of which could reasonably be expected to result in a Material Adverse Effect.

7.15	Lines of Business.

The nature of the Borrower’s lines of business are predominately the following:  (a) the operation of energy distribution and transportation services, including without limitation, natural gas sales, storage and transportation and distribution, propane sales and distribution and promotion, marketing and sale of compressed natural gas and the terminaling and storage of liquefied natural gas; (b) electric marketing/generation; (c) gathering and processing of natural gas; and (d) sales and rentals of appliances utilizing one or more of the fuel or energy options specified in this Section 7.15.

7.16	Environmental Matters.

Each of the Borrower and its Subsidiaries (a) has been and is in substantial compliance with all applicable Environmental Laws in all material respects and has obtained and is in substantial compliance with all related permits necessary for the ownership and operation of its Property and business, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect, and (b) does not and has not created, handled, transported, used, or disposed of any Hazardous Materials except in substantial compliance with all Environmental Laws in all material respects, nor, to its knowledge, has any of its currently or previously owned Property been used for those purposes, except where any such action that fails to so comply could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries (a) has ever been responsible for the Release of any Hazardous Materials into the environment except in substantial compliance with all applicable Environmental Laws in all material respects, except where any such Release that does not so comply could not reasonably be expected to result in a Material Adverse Effect and, to its knowledge, neither the Borrower’s nor any of its Subsidiaries’ currently or previously owned Property has been subjected to any Release of or is contaminated by any Hazardous Materials, except where any such Release or contamination could not reasonably be expected to result in a Material Adverse Effect; and (b) has, since December 31, 2004, received notice of and has ever been investigated for any violation or alleged violation of any Environmental Law which has not been remedied in accordance with Environmental Laws, which violation or alleged violation could reasonably be expected to result in a Material Adverse Effect.

8.	CONDITIONS

The obligation of the Banks to execute this Agreement on the Closing Date and to fund their respective Loans on the Funding Date is subject to the following conditions:

8.1	Representations True and No Defaults.

(a) The representations and warranties contained in Section 7 shall be true and correct on and as of the Funding Date as though made on and as of such date;

(b) The Borrower shall not be in default in the due performance of any covenant on its part contained in this Agreement;

(c) No Event of Default or Default shall have occurred and be continuing at the time of, or after giving effect to the making of any Loan; and

(d) The proceeds of the Loans shall be used on the Funding Date by the Borrower to refinance the indebtedness under the Existing Agreement, with any excess proceeds being used for the purposes permitted under this Agreement.

8.2	Governmental Approvals.

The Borrower shall have obtained all orders, approvals or consents of all public regulatory bodies required for the making and carrying out of this Agreement, the making of the borrowings pursuant hereto, the issuance of the Notes to evidence such borrowings, or as required for the continuing operations of the Borrower and its Subsidiaries in the ordinary course.

8.3	Compliance With Law.

The business and operations of the Borrower and each Subsidiary as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the Funding Date shall have been and shall be in compliance in all material respects with all applicable State and Federal laws, regulations and orders affecting the Borrower and each Subsidiary and the business and operations of any of them.

8.4	Notice of Borrowing and Other Documents.

The Banks shall have received (a) the Notice of Borrowing; and (b) such other documents and certificates relating to the transactions herein contemplated as the Banks may reasonably request.

8.5	Payment of Fees and Expenses.

The Borrower shall have paid (a) all expenses of the type described in Section 13.3 through the Funding Date and (b) all closing, structuring and other invoiced fees and expenses owed as of the Closing Date to the Agent, any of the Banks, the Lead Left Arranger, and/or the Syndication Agent by the Borrower under this Agreement or any other written agreement between the Borrower and the Agent, the applicable Bank(s), the Lead Left Arranger, or the Syndication Agent.

8.6	Loan Documents, Opinions and Other Instruments.

As of the Closing Date, the Borrower shall have delivered to the Agent the following:  (a) this Agreement, each of the Notes and all other Loan Documents required by the Agent and the Banks to be executed and delivered by the Borrower in connection with this Agreement; (b) a certificate from the Secretary of State of the State of Delaware as to the continued existence and good standing of the Borrower in the State of Delaware; (c) a certificate from Secretary of State of the State of Texas as to the continued qualification of the Borrower to do business in the State of Texas; (d) a current certificate from the Office of the Comptroller of the State of Texas as to the good standing of the Borrower in the State of Texas; (e) a Secretary’s Certificate executed by the duly elected Secretary or a duly elected Assistant Secretary of the Borrower, in a form acceptable to the Agent, whereby such Secretary or Assistant Secretary certifies, that one or more corporate resolutions adopted by the Board of Directors of the Borrower remain in full force and effect authorizing the Borrower to secure Loans in accordance with the terms of this Agreement; and (f) a legal opinion from in-house counsel for the Borrower, dated as of the Closing Date, addressed to the Agent and the Banks and otherwise acceptable in all respects to the Agent in its discretion.

8.7	Financial Condition.

As of the Closing Date only, no Material Adverse Effect shall have occurred, as reflected in the quarterly financial statements of the Borrower delivered in accordance with Section 7.2 (copies of such financial statements having been supplied to the Agent and each Bank).

9.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Borrower may borrow hereunder and until payment in full of the Notes, and its other obligations under this Agreement and the other Loan Documents the Borrower will:

9.1	Financial Statements and Information.

Deliver to the Banks:

(a) as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower and the Subsidiaries for such fiscal year containing a balance sheet, statements of income and stockholders equity and a cash flow statement, all in reasonable detail and certified by PricewaterhouseCoopers, LLP or another independent certified public accountant of recognized standing satisfactory to the Banks.  The Borrower will obtain from such accountants and deliver to the Banks at the time said financial statements are delivered the written statement of the accountants that in making the examination necessary to said certification they have obtained no knowledge of any Event of Default or Default, or if such accountants shall have obtained knowledge of any such Event of Default or Default, they shall state the nature and period of existence thereof in such statement; provided that such accountants shall not be liable directly or indirectly to the Banks for failure to obtain knowledge of any such Event of Default or Default; and

(b) as soon as available, and in any event within sixty (60) days after the end of each quarterly accounting period in each fiscal year of the Borrower (excluding the fourth quarter), an unaudited financial report of the Borrower and the Subsidiaries as at the end of such quarter and for the period then ended, containing a balance sheet, statements of income and stockholders equity and a cash flow statement, all in reasonable detail and certified by a financial officer of the Borrower to have been prepared in all material respects in accordance with GAAP, except as may be explained in such certificate; and

(c) such additional financial or other information as the Banks may reasonably request including, without limitation, copies of any statements and reports sent to stockholders of the Borrower or filed with the Securities and Exchange Commission and any such monthly, quarterly, and annual reports of gas purchases and sales that the Borrower is required to deliver to or file with governmental bodies pursuant to tariffs and/or franchise agreements.

All financial statements specified in clauses (a) and (b) above shall be furnished in consolidated form for the Borrower and all Subsidiaries with comparative consolidated figures for the corresponding period in the preceding year.  Together with each delivery of financial statements required by clauses (a) and (b) above, the Borrower will deliver to the Banks (i) such schedules, computations and other information as may be required to demonstrate that the Borrower is in compliance with its covenants in Section 10.1 or reflecting any noncompliance therewith as at the applicable date and (ii) an Officer’s Certificate stating that there exists no Event of Default or Default, or, if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto.  The Banks are authorized to deliver a copy of any financial statement delivered to it to any regulatory body having jurisdiction over them, and to disclose same to any prospective assignees or participant Banks.

9.2	Lease and Investment Schedules.

Deliver to the Banks:

(a) from time to time and, in any event, with each delivery of annual financial statements under Section 9.1(a), a current, complete schedule (in the form of Schedule 9.2) of all agreements to rent or lease any property (personal, real or mixed, but not including oil and gas leases) to which the Borrower or any Subsidiary is a party as lessee and which, considered independently or collectively with other leases with the same lessor, involve an obligation by the Borrower or a Subsidiary to make payments of at least $1,000,000.00 in any year, showing the total amounts payable under each such agreement, the amounts and due dates of payments thereunder and containing a description of the rented or leased property, and all other information the Majority Banks may request; and

(b) with each delivery of annual financial statements under Section 9.1(a) a current complete schedule (in the form of Schedule 9.2) listing all debt exceeding $1,000,000.00 in principal amount outstanding and equity owned or held by the Borrower or any Subsidiary containing all information required by, and in a form satisfactory to, the Banks, except for such debt or equity of Subsidiaries.

9.3	Books and Records.

Maintain, and cause each Subsidiary to maintain, proper books of record and account in all material respects in accordance with sound accounting practices in which true, full and correct entries will be made of all their respective dealings and business affairs.

9.4	Insurance.

Maintain, and cause each Subsidiary to maintain, insurance with financially sound, responsible and reputable companies in such types and amounts and against such casualties, risks and contingencies as is customarily carried by owners of similar businesses and properties, and furnish to the Banks, together with each delivery of annual financial statements under Section 9.1(a), an Officer’s Certificate containing full information as to the insurance carried.

9.5	Maintenance of Property.

Cause its property and the property of each Subsidiary which is material to the operation of its business or such Subsidiary’s business to be maintained, preserved, protected and kept in good repair, working order and condition so that the business carried on in connection therewith may be conducted properly and efficiently, except for normal wear and tear.

9.6	Inspection of Property and Records.

Permit any officer, director or agent of the Agent or any Bank, on written notice and at such Banks expense, to visit and inspect during normal business hours any of the properties, corporate books and financial records of the Borrower and each Subsidiary and discuss their respective affairs and finances with their principal officers, all at such times as the Agent or any Bank may reasonably request.

9.7	Existence, Laws, Obligations.

Maintain, and cause each Subsidiary to maintain, its corporate existence and franchises, and any license agreements and tariffs that permit the recovery of a return that the Borrower considers to be fair (and as to licenses, franchises, and tariffs that are subject to regulatory determinations of recovery of returns, the Borrower has presented or is presenting favorable defense thereof); and to comply, and cause each Subsidiary to comply, with all statutes and governmental regulations noncompliance with which might have a Material Adverse Effect, and pay, and cause each Subsidiary to pay, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which if unpaid might become a lien against the property of the Borrower or any Subsidiary except liabilities being contested in good faith.  Notwithstanding the foregoing, the Borrower may dissolve those certain inactive and minimally capitalized Subsidiaries designated as such on Schedule 7.1.

9.8	Notice of Certain Matters.

Notify the Agent Bank promptly upon acquiring knowledge of the occurrence of any of the following events: (a) the institution or threatened institution of any lawsuit or administrative proceeding affecting the Borrower or any Subsidiary that is not covered by insurance (less applicable deductible amounts) and which, if determined adversely to the Borrower or such Subsidiary, could reasonably be expected to result in a Material Adverse Effect; (b) the occurrence of any Material Adverse Effect, or of any event that could reasonably be expected to result in a Material Adverse Effect; (c) the occurrence of any Event of Default or any Default; or (d) a change by Moody’s or by S&P in the rating of the Borrower’s Funded Debt.

9.9	ERISA.

At all times:

(a) to the extent required of the Borrower under applicable law, maintain and keep in full force and effect each Plan, subject to the Borrower’s right, in accordance with applicable legal requirements, (i) to amend any such Plans, (ii) to merge any such Plans, and to (iii) cease benefit accruals under any such Plans;

(b) to the extent required of the Borrower under applicable law, make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA;

(c) immediately upon acquiring knowledge of any “reportable event” or of any “prohibited transaction”, which “prohibited transaction” may be reasonably likely to result in a Material Adverse Effect (as such terms are defined in § 4043 and §406 of ERISA) in connection with any Plan, furnish the Banks with a statement executed by the president or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto;

(d) notify the Banks promptly upon receipt by the Borrower or any Subsidiary of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and furnish to the Banks copies of such notice;

(e) to the extent required of the Borrower under applicable law, maintain Pension Benefit Guaranty Corporation liability coverage insurance required under ERISA;

(f) furnish the Banks with copies of the summary annual report for each Plan filed with the Internal Revenue Service as the Agent or the Banks may request; and

(g) furnish the Banks with copies of any request for waiver of the funding standards or extension of the amortization periods required by § 303 and § 304 of ERISA or § 412 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be.

9.10	Compliance with Environmental Laws.

At all times:

(a) use and operate, and cause each Subsidiary to use and operate, all of their respective facilities and properties in material compliance with all applicable Environmental Laws; keep, and cause each Subsidiary to keep, all necessary permits, approvals, orders, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith; handle, and cause each Subsidiary to handle, all Hazardous Materials in material compliance with all applicable Environmental Laws; and dispose, and cause each Subsidiary to dispose, of all Hazardous Materials generated by the Borrower or any Subsidiary or at any property owned or leased by them at facilities or with carriers that maintain valid permits, approvals, certificates, licenses or other authorizations for such disposal under applicable Environmental Laws;

(b) promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of the facilities and properties of the Borrower and each Subsidiary under, or their respective compliance with, applicable Environmental Laws wherein the condition or the noncompliance that is the subject of such claim, complaint, notice, or inquiry involves, or could reasonably be expected to involve, liability of or expenditures by the Borrower and its Subsidiaries of $75,000,000.00 or more; and

(c) provide such information and certifications which the Banks may reasonably request from time to time to evidence compliance with this Section 9.10.

9.11	Use of Proceeds.

Use proceeds of the Loans to refinance indebtedness under the Existing Agreement, with any remaining proceeds of the Loans to be used by the Borrower to provide working capital and for general corporate purposes of the Borrower and its Subsidiaries, which may include the redemption of all or part of the Borrower’s 7.55% Noncumulative Preferred Stock, Series A.

9.12	PG2A Clauses.

Use its best efforts to maintain in force provisions in all of its tariffs and franchise agreements that permit the Borrower to recover from customers substantially all of the amount by which the cost of gas purchases exceeds the amount currently billed to customers for the delivery of such gas (sometimes referred to as PGA clauses).

10.	NEGATIVE COVENANTS

So long as the Borrower may borrow hereunder and until payment in full of the Notes, except with the written consent of the Banks:

10.1	Capital Requirements.

The Borrower will not:

(a) [Intentionally Omitted];

(b) permit the ratio of its Consolidated Total Indebtedness to its Consolidated Total Capitalization to be greater than 0.65 to 1.00 at the end of any fiscal quarter; or

(c) acquire, or permit any Subsidiary to acquire, any assets other than (i) investments permitted under Section 10.4, or (ii) Qualifying Assets; or

(d) permit the ratio of EBDIT to Cash Interest Expense for the four fiscal quarters most recently ended (considered as a single accounting period) at any time to be less than 2.00 to 1.00 at all times.

10.2	Mortgages, Liens, Etc.

The Borrower will not, and will not permit any Subsidiary to, create or permit to exist any Lien (including the charge upon assets purchased under a conditional sales agreement, purchase money mortgage, security agreement or other title retention agreement) upon any of its respective assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings;

(b) other Liens incidental to the conduct of its business or the ownership of its assets that were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and that do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of such business;

(c) Liens on assets of a Subsidiary to secure obligations of such Subsidiary to the Borrower or another Subsidiary;

(d) Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary, including without limitation, (i) any property acquired by the Borrower in consummating and finalizing the Prior Acquisitions, or (ii) purchase money Liens placed on an item of real or personal property purchased by the Borrower or any Subsidiary to secure a portion of the purchase price of such property; provided that no such Lien may encumber or cover any other property of the Borrower or any Subsidiary;

(e) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or such person’s income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided;

(f) Liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or custom bonds and deposits to secure the payment of taxes, assessments, custom duties or other similar charges;

(g) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property for the purposes intended, and none of which is violated by existing or proposed structures or land use;

(h) Liens existing on property acquired by the Borrower or any of its Subsidiaries at the time of acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(i) any other Liens (other than the Liens described in clauses (a) through (g) above, inclusive), if the aggregate amount of all obligations secured by such Liens does not exceed $75,000,000 at any one time outstanding; and

(j) Liens arising in connection with any Receivables Purchase and Sale Agreement.

10.3	Debt.

The Borrower will not, and will not permit any Subsidiary to, incur or permit to exist any Debt, except:

(a) Debt evidenced by the Notes, the Facility Notes, or the Facility Letter of Credit Obligations, or outstanding under any Equity-Preferred Securities (to the extent the same constitutes Debt) not in default, as well as (i) Debt of Panhandle Eastern and/or any of its Subsidiaries, so long as (A) such Debt is otherwise permitted under Section 10.3(g) and (B) after giving effect to the issuance of such Debt, the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization for Panhandle Eastern and Panhandle Eastern’s Subsidiaries (excluding the Borrower and all other Subsidiaries of the Borrower for purposes of such calculation) is no greater than 0.70 to 1.00, and (ii) any loans or advances by the Borrower to Panhandle Eastern and/or any of the Borrower’s other Subsidiaries permitted under Section 10.4(b);

(b) Debt of any Subsidiary to the Borrower or any other Subsidiary, except to the extent limited by the terms of Section 10.4(b), and Debt of the Borrower to any Subsidiary;

(c) Debt existing as of March 31, 2010 as reflected on financial statements delivered under Section 7.2(b) and refinancings thereof other than Debt that has been refinanced by the proceeds of Loans;

(d) endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(e) Debt of the Borrower or any Subsidiary representing the portion of the purchase price of property acquired by the Borrower or such Subsidiary that is secured by Liens permitted by the provisions of Section 10.2(d); provided, however, that at no time may the aggregate principal amount of such Debt outstanding exceed thirty percent (30%) of the Consolidated Net Worth of the Borrower and its Subsidiaries as of the applicable determination date;

(f) Debt evidenced by Senior Notes;

(g) additional Debt of the Borrower, and additional Debt of Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries (so long as such additional Debt of Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries is otherwise permitted under Section 10.3(a)), provided that after giving effect to the issuance thereof, (i) there shall exist no Default or Event of Default; and (ii) the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization shall be no greater than 0.65 to 1.00 at all times; (iii) the ratio of EBDIT for the four fiscal quarters most recently ended to pro forma Cash Interest Expense for the following four fiscal quarters shall be no less than 2.00 to 1.0 at all times; and (iv) (A) such Debt shall have a final maturity or mandatory redemption date, as the case may be, no earlier than the Maturity Date and shall mature or be subject to mandatory redemption or mandatory defeasance no earlier than the Maturity Date (as so extended) and shall be subject to no mandatory redemption or “put” to the Borrower exercisable, or sinking fund or other similar mandatory principal payment provisions that require payments to be made toward principal, prior to such Maturity Date (as so extended); or (B) (x) such additional Debt shall have a final maturity date prior to the Maturity Date, and (y) such additional Debt shall not exceed Three Hundred Fifty Million Dollars ($350,000,000.00) in the aggregate plus Twenty Million Dollars ($20,000,000.00) of reimbursement obligations incurred in connection with Non-Facility Letters of Credit issued by a Bank or Banks or by any other financial institution;

(h) additional Debt of Trunkline LNG Holdings or any of its Subsidiaries, so long as (i) such Debt is to Trunkline LNG Holdings and/or any of its Subsidiaries only and is not recourse in any respect to the Borrower or any other Subsidiary of the Borrower (other than Panhandle Eastern and its Subsidiaries), (ii) the proceeds of such Debt is used solely to finance capital expenditures of Trunkline LNG Holdings and/or its Subsidiaries, and (iii) after giving effect to such Debt, no Default or Event of Default shall exist; and

(i) Debt arising under any Receivables Purchase and Sale Agreement.

10.4	Loans, Advances and Investments.

The Borrower will not, and will not permit any Subsidiary to, make or have outstanding any loan or advance to, or own or acquire any stock or securities of or equity interest or other Investment in, any Person, except (without duplication):

(a) stock or other equity interests of (i) the Subsidiaries named in Section 7.1; and (ii) the same Qualifying Entities as the Qualifying Entities under subparagraph (ii) of the definition of “Qualifying Assets,” provided that at any one time the aggregate purchase price paid for such stock in such Qualifying Entities, including the aggregate amount of Debt assumed or deemed incurred by the Borrower in connection with the purchase of such stock, is not more than twenty percent (20%) of the Consolidated Net Worth of the Borrower and its Subsidiaries as of the applicable determination date;

(b) loans or advances to a Subsidiary; provided, however, that the principal amount of such loans and advances for working capital purposes at any time outstanding to Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries, together with the principal amount of any outstanding working capital credit facility or facilities provided directly to Panhandle Eastern and/or any of Panhandle Eastern’s Subsidiaries by any party other than the Borrower, does not exceed $50,000,000 in the aggregate at any time;

(c) Securities maturing no more than 180 days after the Borrower’s purchase that are either:

(i)	readily marketable securities issued by the United States or its agencies or instrumentalities; or

(ii)	commercial paper rated “Prime 2” by Moody’s or A-2 by S&P; or

(iii)	certificates of deposit or repurchase contracts on customary terms with financial institutions in which deposits are insured by any agency or instrumentality of the United States; or

(iv)	readily marketable securities received in settlement of liabilities created in the ordinary course of business; or

(v)	obligations of states, agencies, counties, cities and other political subdivisions of any state rated at lest MIG2, VMIG2 or Aa by Moody’s or AA by S&P; or

(vi)	loan participations in credits in which the borrower’s debt is rated at least Aa or Prime 2 by Moody’s or AA or A-2 by S&P; or

(vii)
money market mutual funds that are regulated by the Securities and Exchange Commission, have a dollar-weighted average stated maturity of 90 days or fewer on their investments and include in their investment objectives the maintenance of a stable net asset value of $1 for each share.

(d) other equity interests owned by a Subsidiary on the date of this Agreement and such additional equity interests to the extent (but only to the extent) that such Subsidiary is legally obligated to acquire those interests on the date of this Agreement, in each case as disclosed to the Banks in writing;

(e) travel and expense advances in the ordinary course of business to officers and employees;

(f) stock or securities of or equity interests in, any Person provided that, after giving effect to the acquisition and ownership thereof, the Borrower is in compliance with the provisions of Section 10.1(c) of this Agreement; and

(g) loans, advances or other Investments by the Borrower or any Subsidiary not otherwise permitted under the other provisions of this Section 10.4, so long as the sum of the outstanding balance of all of such loans and advances and the purchase price paid for all of such other Investments does not exceed in the aggregate seven percent (7%) of the Consolidated Net Worth of the Borrower and its Subsidiaries as of the applicable determination date.

10.5	Stock and Debt of Subsidiaries.

The Borrower will not, and will not permit any Subsidiary to, sell or otherwise dispose of any shares of stock, other equity interests or Debt of any Subsidiary, or permit any Subsidiary to issue or dispose of its stock (other than directors’ qualifying shares), except for the following: (i) the sale, transfer or issuance of stock, other equity interests or Debt of any Subsidiary to the Borrower or another Subsidiary of the Borrower; (ii) the sale of stock in Sea Robin Pipeline Company and Debt of Sea Robin Pipeline Company, (iii) the issuance by other Subsidiaries of the Borrower formed for the purpose of issuing Equity-Preferred Securities, and (v) the sale or issuance of Debt otherwise permitted under Section 10.3.

10.6	Merger, Consolidation, Etc.

The Borrower will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or a substantial part of its assets or acquire (whether in one transaction or a series of transactions) all or a substantial part of the assets of any Person, except that:

(a) any Subsidiary may merge or consolidate with the Borrower (provided that, the Borrower shall be the continuing or surviving corporation) or with any one or more Subsidiaries;

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or another Subsidiary;

(c) the Borrower may acquire the assets of any Person, provided that, after giving effect to such acquisition, the Borrower is in compliance with the provisions of Section 10.1(c); and

(d) the Borrower or any Subsidiary may sell, lease, assign or otherwise dispose of assets as otherwise permitted under Section 10.8.

10.7	Supply and Purchase Contracts.

The Borrower will not, and will not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property if such contract requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery is ever made or tendered of such materials, supplies and other property, except in those circumstances and involving those supply or purchase contracts that the Borrower reasonably considers to be necessary or helpful in its operations in the ordinary course of business and that the Borrower reasonably considers not to be unnecessarily burdensome on the Borrower or its Subsidiaries.

10.8	Sale or Other Disposition of Assets.

The Borrower will not, and will not permit any Subsidiary to, except as permitted under this Section 10.8, sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or any part of its Property (whether now owned or hereafter acquired); provided, however, that (i) the Borrower or any Subsidiary may in the ordinary course of business dispose of (a) Property consisting of Inventory; and (b) Property consisting of goods or equipment that are, in the opinion of the Borrower or any Subsidiary, obsolete or unproductive, but if in the good faith judgment of the Borrower or any Subsidiary such disposition without replacement thereof would have a Material Adverse Effect, such goods and equipment shall be replaced, or their utility and function substituted, by new or existing goods or equipment; (ii) the Borrower may transfer or dispose of any of its Property (in any transaction or series of transactions) to any Subsidiary or Subsidiaries only if such Property so transferred or disposed of after December 31, 2009 has an aggregate value (determined after depreciation and in accordance with GAAP) of not more than twenty percent (20%) of the aggregate value of all of the Borrower’s and its Subsidiaries’ real property and tangible personal property other than Inventory considered on a consolidated basis and determined after depreciation and in accordance with GAAP, as of December 31, 2009; (iii) the Borrower may dispose of its real property in one or more sale/leaseback transactions, provided that, any Debt incurred in connection with such transaction does not create a Default as defined herein; (iv) the Borrower or any Subsidiary may dispose of real property or tangible personal property other than Inventory (in consideration of such amount as in the good faith judgment of the Borrower or such Subsidiary represents a fair consideration therefor), provided that the aggregate value of such property disposed of (determined after depreciation and in accordance with GAAP) after December 31, 2009 does not exceed twenty percent (20%) of the aggregate value of all of the Borrower’s and its Subsidiaries’ real property and tangible personal property other than Inventory considered on a consolidated basis and determined after depreciation and in accordance with GAAP, as of December 31, 2009; (v) the Borrower may dispose of Qualifying Assets of the type described in clause (ii) of the definition of Qualifying Assets, provided that the Borrower applies the net proceeds from such disposition against the Loans in an amount equal to the amount of Loan proceeds previously advanced to finance the acquisition of such clause (ii) Qualifying Assets; (vi) the Borrower may sell all stock or all or substantially all of the assets in Sea Robin Pipeline Company or the assets of its New England Gas Company division and (vii) the Borrower and it Subsidiaries may dispose of any receivables and related rights pursuant to any Receivables Purchase and Sale Agreement.

10.9	Discount or Sale of Receivables.

Other than pursuant to any Receivables Purchase and Sale Agreement, Borrower will not, and will not permit any Subsidiary, to discount or sell with recourse, or sell for less than the face value thereof (including any accrued interest) any of its notes receivable, receivables under leases or other accounts receivable.

10.10	Change in Accounting Method.

The Borrower will not, and will not permit any Subsidiary to, make any change in the method of computing depreciation for either tax or book purposes or any other material change in  accounting method representing any departure from GAAP without the Majority Banks’ prior written approval.

10.11	Restricted Payment.

The Borrower will not pay or declare any Restricted Payment unless immediately prior to such payment and after giving effect to such payment, the Borrower could incur at least $1 of additional Debt without violating the provisions of Section 10.3(g) and after giving effect thereto no Default or Event of Default exists hereunder; provided, however, that (i) the Borrower shall have the ability to purchase or agree to purchase all or part of its 7.55% Noncumulative Preferred Stock, Series A at any time if, after giving effect thereto, no Default or Event of Default exists hereunder and (ii) the Borrower’s ability to purchase or agree to purchase its common stock and/or preferred equity securities (including without limitation, Equity-Preferred Securities) shall be limited as follows: (a) not more than $50,000,000 in the aggregate of common stock and other preferred equity securities may be repurchased per each fiscal year of the Borrower at any time the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization for the Borrower and its Subsidiaries is greater than 0.60 to 1.00; (b) not more than $100,000,000 in the aggregate of common stock and other preferred equity securities may be repurchased per each fiscal year of the Borrower at any time the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization for the Borrower and its Subsidiaries is less than or equal to 0.60 to 1.00; and (c) no repurchases of common stock or other preferred equity securities may be made if the Borrower’s unsecured, non-credit enhanced senior debt as specified by S&P and Moody’s falls below either BBB- or Baa3, respectively.

10.12	Securities Credit Regulations.

Neither the Borrower nor any Subsidiary will take or permit any action which might cause the Loans or this Agreement to violate Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or a violation of the Securities Exchange Act of 1934, in each case as now or hereafter in effect.

10.13	Nature of Business; Management.

The Borrower will not, and will not permit any Subsidiary to: (a) change its principal line of business; or (b) enter into any business not within the scope of Section 7.15 and the definition of Qualifying Assets; or (c) permit any material overall change in the management of the Borrower.

10.14	Transactions with Related Parties.

The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or agreement with any officer, director or holder of ten percent (10%) or more of any class of the outstanding capital stock of the Borrower or any Subsidiary (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

10.15	Hazardous Materials.

The Borrower will not, and will not permit any Subsidiary to (a) cause or permit any Hazardous Materials to be placed, held, used, located, or disposed of on, under or at any of such Person’s property or any part thereof by any Person in a manner which could reasonably be expected to result in a Material Adverse Effect; (b) cause or permit any part of any of such Person’s property to be used as a manufacturing, storage, treatment or disposal site for Hazardous Materials, where such action could reasonably be expected to result in a Material Adverse Effect; or (c) cause or suffer any liens to be recorded against any of such Person’s property as a consequence of, or in any way related to, the presence, remediation, or disposal of Hazardous Materials  in or about any of such Person’s property, including any so-called state, federal or local “superfund” lien relating to such matters, where such recordation could reasonably be expected to result in a Material Adverse Effect.

11.	EVENTS OF DEFAULT; REMEDIES

If any of the following events shall occur, then the Agent shall at the request, or may with the consent, of the holders of more than fifty percent (50%) in principal amount of the Notes then outstanding or, if no Note is then outstanding, Banks having more than fifty percent (50%) of the Commitments, (a) by notice to the Borrower, declare the Commitment of each Bank and the several obligation of each Bank to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate, and (b) declare the Notes and all interest accrued and unpaid thereon, and all other amounts payable under the Notes, this Agreement and the other Loan Documents, to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts, shall become and be forthwith due and payable without presentment, demand, protest, or further notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; provided, however, that with respect to any Event of Default described in Sections 11.7 or 11.8 hereof, (i) the Commitment of each Bank and the obligation of the Banks to make Loans shall automatically be terminated and (ii) the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon, and all such other amounts payable under the Notes, this Agreement and the other Loan Documents, shall automatically become immediately due and payable, without presentment demand, protest, or any notice of any kind (including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower:

11.1	Failure to Pay Principal or Interest.

The Borrower does not pay, repay or prepay any principal of or interest on any Note when due.

11.2	Failure to Pay Fees or Other Amounts.

The Borrower does not pay any fee or any other obligation or amount payable under this Agreement, the Notes, or any Loan Document within five (5) calendar days after the same shall have become due.

11.3	Other Debt Default.

The Borrower or any Subsidiary fails to pay principal or interest on any other Debt aggregating more than $25,000,000 when due and any related grace period has expired, or the holder of any of such other Debt declares such Debt due prior to its stated maturity because of the Borrower’s or any Subsidiary’s default thereunder and the expiration of any related grace period.

11.4	Misrepresentation or Breach of Warranty.

Any representation or warranty made by the Borrower herein or otherwise furnished to the Bank in connection with this Agreement or any other Loan Document shall be incorrect, false or misleading in any material respect when made.

11.5	Violation of Negative Covenants.

The Borrower violates any covenant, agreement or condition contained in Sections 10.2, 10.3, 10.5, 10.6, 10.8, 10.9, 10.10, 10.11, or 10.15.

11.6	Violation of Other Covenants, Etc.

The Borrower violates any other covenant, agreement or condition contained herein (other than the covenants, agreements and conditions set forth or described in Sections 11.1, 11.2, 11.3, 11.4, and 11.5 above) or in any other Loan Document and such violation shall not have been remedied within thirty (30) days after the earlier of (a) actual discovery by the Borrower of such violation or (b) written notice has been received by the Borrower from the Bank or the holder of the Note.

11.7	Bankruptcy and Other Matters.

The Borrower or any Subsidiary of the Borrower (a) makes an assignment for the benefit of creditors; or (b) admits in writing its inability to pay its debts generally as they become due; or (c) generally fails to pay its debts as they become due; or (d) files a petition or answer seeking for itself, or consenting to or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable Debtor Law (including, without limitation, the Federal Bankruptcy Code); or (e) there is appointed a receiver, custodian, liquidator, fiscal agent, or trustee of the Borrower or any Subsidiary or of the whole or any substantial part of their respective assets; or (f) any court enters an order, judgment or decree approving a petition filed against the Borrower or any Subsidiary seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Debtor Law and either such order, decree or judgment so filed against it is not dismissed or stayed (unless and until such stay is no longer in effect) within thirty (30) days of entry thereof or an order for relief is entered pursuant to any such law.

11.8	Dissolution.

Any order is entered in any proceeding against the Borrower or any Subsidiary of the Borrower decreeing the dissolution, liquidation, winding-up or split-up of the Borrower or such Subsidiary, and such order remains in effect for thirty (30) days.

11.9	Undischarged Judgment.

Final judgment or judgments in the aggregate, that might be or give rise to Liens on any property of the Borrower or any Subsidiary of the Borrower, for the payment of money in excess of $25,000,000.00 shall be rendered against the Borrower or any Subsidiary of the Borrower and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed by an unexhausted appeal process, which causes the applicable judgment or judgments to not be final and non-appealable.

11.10	Environmental Matters.

The occurrence of any of the following events that could result in liability to the Borrower or any Subsidiary of the Borrower under any Environmental Law or the creation of a Lien on any property of the Borrower or any Subsidiary in favor of any governmental authority or any other Person for any liability under any Environmental Law or for damages arising from costs incurred by such Person in response to a Release or threatened Release of Hazardous Materials into the environment if any such asserted liability or Lien could reasonably be expected to result in a Material Adverse Effect:

(a) the Release of Hazardous Materials at, upon, under or within the property owned or leased by the Borrower or any Subsidiary or any contiguous property;

(b) the receipt by the Borrower or any Subsidiary of any summons, claim, complaint, judgment, order or similar notice that it is not in compliance with or that any governmental authority is investigating its compliance with any Environmental Law;

(c) the receipt by the Borrower or any Subsidiary of any notice or claim to the effect that it is or may be liable for the Release or threatened Release of Hazardous Materials into the environment; or

(d) any governmental authority incurs costs or expenses in response to the Release of any Hazardous Material which affects in any way the properties of the Borrower or any Subsidiary.

11.11	Change of Control.

A Change of Control shall have occurred.

11.12	Other Remedies.

In addition to and cumulative of any rights or remedies expressly provided for in this Section 11, if any one or more Events of Default shall have occurred, the Agent shall at the request, and may with the consent, of the Majority Banks proceed to protect and enforce the rights of the Banks hereunder by any appropriate proceedings.  The Agent shall at the request, and may with the consent, of the Majority Banks also proceed either by the specific performance of any covenant or agreement contained in this Agreement or by enforcing the payment of the Notes or by enforcing any other legal or equitable right provided under this Agreement or the Notes or otherwise existing under any law in favor of the holder of the Notes.

11.13	Remedies Cumulative.

No remedy, right or power conferred upon the Banks is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

12.	THE AGENT

12.1	Authorization and Action.

The Bank of Tokyo-Mitsubishi UFJ, Ltd. hereby resigns as the Existing Agent, and the Borrower and all of the Banks agree that on the Closing Date Mizuho shall succeed to and become the administrative agent for the Banks under this Agreement.  Each Bank hereby appoints Mizuho as its Agent under and irrevocably authorizes the Agent (subject to Sections 12.1 and 12.7) to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Without limitation of the foregoing, each Bank expressly authorizes the Agent to execute, deliver, and perform its obligations under this Agreement, and to exercise all rights, powers, and remedies that the Agent may have hereunder.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Majority Banks, and such instructions shall be binding upon all the Banks and all holders of any Note; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.  The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

12.2	Agent’s Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to any Bank for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Notes and the other Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until the Agent receives notice from the Bank which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Bank for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants, or other experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any opinions, certifications, statements, warranties, or representations made in or in connection with this Agreement; (d) shall not have any duty to any Bank to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that the Borrower is entitled to any Loan or to inspect the property (including the books and records) of the Borrower or any Subsidiary; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acing upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

12.3	Defaults.

The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the nonpayment of principal of or interest hereunder or of any fees) unless the Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a Notice of Default.  In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment).  The Agent shall (subject to Section 12.7) take such action with respect to such Default; provided that, unless and until the Agent shall have received the directions referred to in Sections 12.1 or 12.7, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Banks.

12.4	Mizuho and Affiliates.

With respect to its Commitment, any Loan made by it, and the Note issued to it, Mizuho shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Mizuho in its individual capacity.  Mizuho and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if Mizuho were not the Agent and without any duty to account therefor to the Banks.

12.5	Non-Reliance on Agent and Other Banks.

Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of  the Borrower and each Subsidiary and its decision to enter into the transactions contemplated by this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or to inspect the properties or books of the Borrower or any Subsidiary.  Except for notices, reports, and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

12.6	Indemnification.

Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action.  Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), according to such Bank’s Pro-Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by the Agent under this Agreement or the Notes; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the person being indemnified; and provided further that it is the intention of each Bank to indemnify the Agent against the consequences of the Agent’s own negligence, whether such negligence be sole, joint, concurrent, active or passive.  Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its Pro-Rata Percentage of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the Notes, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

12.7	Successor Agent.

The Agent may resign at any time as Agent under this Agreement by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent.  If  no successor Agent shall have been so appointed by the Majority Banks or shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of  notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank, a thrift, or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

12.8	Agent’s Reliance.

The Borrower shall notify the Agent in writing of the names of its officers and employees authorized to request a Loan on behalf of the Borrower and shall provide the Agent with a specimen signature of each such officer or employee.  The Agent shall be entitled to rely conclusively on such officer’s or employee’s authority to request a Loan on behalf of the Borrower until the Agent receives written notice from the Borrower to the contrary.  The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing, and, with respect to any oral request for a Loan, the Agent shall have no duty to verify the identity of any Person representing himself as one of the officers or employees authorized to make such request on behalf of the Borrower.  Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent or such Bank believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith.

12.9 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners, Book Managers, Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Agent or as a Bank hereunder.

13.	MISCELLANEOUS

13.1	Representation by the Banks.

Each Bank represents that it is the intention of such Bank, as of the date of its acquisition of its Note, to acquire the Note for its account or for the account of its Affiliates, and not with a view to the distribution or sale thereof, and, subject to any applicable laws, the disposition of such Bank’s property shall at all times be within its control.  The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred, sold or otherwise disposed of except (a) in a registered Offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated hereunder as commercial lending transactions.

13.2	Amendments, Waivers, Etc.

No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no  amendment, waiver, or consent shall, unless in writing and signed by each Bank, do any of the following: (a) waive any of the conditions specified in Section 8; (b) increase the Commitment of any Bank or alter the term thereof, or subject any Bank to any additional or extended obligations; (c) change the principal of, or rate of interest on, any Note, or  any fees or other amounts payable hereunder; (d) postpone any date fixed for any payment of principal of, or interest on, any Note, or any fees (including, without limitation, any fee) or other amounts payable hereunder; (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of any Note, or the number of Banks which shall be required for Banks, or any of them, to take any action hereunder; or (f) amend this Section 13.2; and provided, further, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to each Bank, affect the rights or duties of the Agent under any Loan Document.  No failure or delay on the part of any Bank or the Agent in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No course of dealing between the Borrower and any Bank or the Agent shall operate as a waiver of any right of any Bank or the Agent.  No modification or waiver of any provision of this Agreement or the Note nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.3	Reimbursement of Expenses.

The Borrower agrees to reimburse each Bank for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of counsel to each Bank, in connection with the transactions contemplated by this Agreement, whether or not such contemplated transactions shall be consummated, or any of them, or otherwise in connection with this Agreement, including its negotiation, preparation, execution, administration, modification and enforcement, and all reasonable fees, including the reasonable fees and expenses of counsel to the Agent and each Bank, costs and expenses of the Agent for environmental consultants and costs and expenses of the Agent and each Bank in connection with due diligence, transportation, computer time and research and duplication.  The Borrower agrees to pay any and all stamp and other taxes which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or the Notes, and to save any holder of any Note harmless from any and all liabilities with respect to or resulting from any delay or omission to pay any such taxes.  The obligations of the Borrower under this Section 13.3 shall survive the termination of this Agreement and/or the payment of the Notes.

13.4	Notices.

All notices and other communications provided for herein shall be in writing (including telex, facsimile, or cable communication) and shall be mailed, telecopied, telexed, cabled or delivered addressed as follows:

(a)                      If to the Borrower, to it at:                                        Southern Union Company

5444 Westheimer Road

Houston, Texas 77056

Attention:  Chief Financial Officer

Fax:  (713) 989-7505

             with a copy to:                     Southern Union Company

5444 Westheimer Road

Houston, Texas 77056

Attention:  Corporate Secretary

Fax:  (713) 989-1212

(b)                            If to the Agent, to it at:                                       Mizuho Corporate Bank (USA)

1251 Avenue of the Americas

New York, New York  10020

Attention: Leon Mo

Fax: (212) 282-4488

or to such other address as shall be designated by such the Borrower or the Agent in a written notice to the other party and, as to each other party, at such address as shall be designated by such party in a written notice to the Borrower and the Agent.  All such notices and communications shall, when mailed, telecopied, telexed, transmitted, or cabled, become effective when deposited in the mail, confirmed by telex answer back, transmitted to the telecopier, or delivered to the cable company, except that notices and communications to the Agent or to a Bank under Section 2.2 and Section 2.8 shall not be effective until actually received by the Agent or such Bank, as applicable.

13.5	Governing Law; Venue.

This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).  This Agreement, the Note, and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.  EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK.

13.6	Survival of Representations, Warranties and Covenants.

All representations, warranties and covenants contained herein or made in writing by the Borrower in connection herewith shall survive the execution and delivery of  this Agreement and the Notes, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided that the undertaking of the Banks to make the Loans to the Borrower shall not inure to the benefit of any successor or assign of the Borrower.  No investigation at any time made by or on behalf of the Banks shall diminish the Banks’ rights to rely on any representations made herein or in connection herewith.  All statements contained in any certificate or other written instrument delivered by the Borrower or by any Person authorized by the Borrower under or pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute representations and warranties hereunder as of the time made by the Borrower.

13.7	Counterparts.

This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument and all such separate counterparts shall constitute but one and the same instrument.

13.8	Separability.

Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.  Each covenant contained in this Agreement shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

13.9	Descriptive Headings.

The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

13.10	Accounting Terms.

All accounting terms used herein which are not expressly defined in the Agreement, or the respective meanings of which are not otherwise qualified, shall have the respective meanings given to them in accordance with GAAP.

13.11	Limitation of Liability.

No claim may be made by the Borrower or any other Person against the Agent or any Bank or the Affiliates, directors, officers, employees, attorneys, or agents of the Agent or any Bank for any special, indirect, consequential, or punitive damages in respect to any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission, or event occurring in connection herewith and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.12	Set-Off.

The Borrower hereby gives and confirms to each Bank a right of set-off of all moneys, securities and other property of the Borrower (whether special, general or limited) and the proceeds thereof, now or hereafter delivered to remain with or in transit in any manner to such Bank, its Affiliates, correspondents or agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Bank, its Affiliates, correspondents or agents in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of security for the payment of the Notes and of all other liabilities and obligations now or hereafter owed by the Borrower to such Bank, contracted with or acquired by such Bank, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and the Borrower hereby authorizes each Bank, its Affiliates, correspondents or agents at any time or times, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not.  The rights described herein shall be in addition to any collateral security, if any, described in any separate agreement executed by the Borrower.

13.13	Sale or Assignment.

(a) Subject to the prior written consent of the Agent and the Borrower, such consent not to be unreasonably withheld or delayed, each Bank may assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Note held by it); provided, however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Banks rights and obligations under this Agreement; (ii) the amount of the Commitment or Loan so assigned shall equal or exceed $5,000,000.00; (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance in the form of Exhibit C attached hereto and made a part hereof (the “Assignment and Acceptance”), together with any Note subject to such assignment and a fee of $3,500.00 payable by the assigning Bank to the Agent; (iv) any such assignment from one Bank to another Bank that is not a Defaulting Bank shall not require the consent of the Agent or the Borrower if such assignment does not result in any Bank holding more than 60% of the aggregate outstanding Loans; and (v) any such assignment shall not require the consent of the Borrower if a Default or Event of Default shall have occurred and is then continuing.  Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (A) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank under the Loan Documents, and (B) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under the Loan Documents, such Bank shall cease to be a party thereto).

(b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such Eligible Assignee confirms that it has received a copy of the Loan Documents, together with copies of the financial statements referred to in Section 7.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Eligible Assignee, independently and without reliance upon the Agent, such assigning Bank, or any Bank and based on such documents and information as it shall deem appropriate at the time, will continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under any Loan Document as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Bank.

(c) The Agent shall maintain at its address referred to in Section 13.4 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, and Banks may treat each Person whose name is recorded in the Register as Bank hereunder for all purposes of the Loan Documents.  The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank, together with any Note subject to such assignment, the Agent, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, shall (i) accept such Assignment and Acceptance; (ii) record the information contained therein in the Register; and (iii) give prompt notice thereof to the Borrower.  Within three (3) Business Days after its receipt of such notice, the Borrower at its own expense, shall execute and deliver to the Agent in exchange for each surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained any Loans hereunder, a new Note to the order of the assigning Bank in an amount equal to the Loans retained by it hereunder.  The new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit C attached hereto and made a part hereof.  Upon receipt by the Agent of each such new Note conforming to the requirements set forth in the preceding sentences, the Agent shall return to the Borrower each such surrendered Note marked to show that each such surrendered Note has been replaced, renewed, and extended by such new Note.

(e) Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) each Bank’s obligations under this Agreement shall remain unchanged; (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) except as provided below, such Bank shall remain the holder of any such Note for all purposes of this Agreement; and (iv) the participating banks or other entities shall be entitled to the benefits of Section 2.9 to recover costs, losses and expenses in the circumstances, and to the extent provided in Section 2.9, as though such participant were a Bank; provided, however, the amounts to which a participant shall be entitled to obtain pursuant to Section 2.9 shall be determined by reference to such participant’s selling Bank and shall be recoverable solely from such selling Bank and (v) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with the selling Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents; provided, however, the selling Bank may grant a participant rights with respect to amendments, modification or waivers with respect to any  fees payable hereunder to such Bank (including the amount and the dates fixed for the payment of any such fees) or the amount of principal or the rate of interest payable on, the dates fixed for any payment of principal or interest on, the Loans, or the release of any obligations of the Borrower hereunder and under the other Loan Documents, or the release of any security for any of the Obligations.  Except with respect to cost protections contained in Sections 2.9, no participant shall be a third party beneficiary of this Agreement and shall not be entitled to enforce any rights provided to its selling Bank against the Borrower under this Agreement.

(f) Notwithstanding anything herein to the contrary, each Bank may pledge and assign all or any portion of its rights and interests under the Loan Documents to any Federal Reserve Bank.

(g) Notwithstanding anything herein to the contrary, each Bank may assign all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Note held by it) to one or more Bank Affiliates without the prior written consent of the Borrower.  For purposes of this Section 13.13, “Bank Affiliate” shall mean (a) with respect to any Bank, (i) an Affiliate of such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.  Each Bank Affiliate shall be deemed for purposes hereof to be an “Eligible Assignee.”

13.14	Non U.S. Banks.

Prior to the date of the initial Loans hereunder, and from time to time thereafter if requested by the Borrower or the Agent, each Bank organized under the laws of a jurisdiction outside the United States of America shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States of America certifying such Banks exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder or under such Bank’s Note.  Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under such Bank’s Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States.

13.15	Interest.

All agreements between the Borrower, the Agent or any Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on any Note or otherwise, shall the amount paid, or agreed to be paid, to the Agent or any Bank for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any document related hereto exceed the amount permissible at the Highest Lawful Rate.  If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be filled shall be reduced to the limit of such validity, and if, from any such circumstance, the Agent or any Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the amount permissible at the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Borrower to the Agent or any Bank under this Agreement or any document related hereto and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Notes and the amounts owing on other obligations of the Borrower to the Agent or any Bank under this Agreement or any document related hereto, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Agent or any Bank for the use, forbearance, or detention of the indebtedness of the Borrower to the Agent or any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of  the principal thereof  (Including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. The terms and provisions of this Section 13.15 shall control and supersede every other provision of all agreements between the Borrower and the Banks.

13.16	Indemnification.

THE BORROWER AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS THE AGENT, EACH BANK AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ATTORNEYS, AND EACH OF THEM (THE “INDEMNIFIED PARTIES”), FROM AND AGAINST ALL CLAIMS, ACTIONS, SUITS, AND OTHER LEGAL PROCEEDINGS, DAMAGES, COSTS, INTEREST, CHARGES, TAXES, COUNSEL FEES, AND OTHER EXPENSES AND PENALTIES (INCLUDING WITHOUT LIMITATION ALL ATTORNEY FEES AND COSTS OR EXPENSES OF SETTLEMENT) WHICH ANY OF THE INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR BY REASON OF OR ARISING OUT OF (a) THE MAKING OF ANY LOAN HEREUNDER, THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE NOTES AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND THE EXERCISE OF ANY OF THE BANKS’ RIGHTS UNDER THIS AGREEMENT AND THE NOTES OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, DAMAGES, COSTS, AND EXPENSES INCURRED BY ANY OF THE INDEMNIFIED PARTIES IN INVESTIGATING, PREPARING FOR, DEFENDING AGAINST, OR PROVIDING EVIDENCE, PRODUCING DOCUMENTS, OR TAKING ANY OTHER ACTION IN RESPECT OF ANY COMMENCED OR THREATENED LITIGATION UNDER ANY FEDERAL SECURITIES LAW OR ANY SIMILAR LAW OF ANY JURISDICTION OR AT COMMON LAW OR (b) ANY AND ALL CLAIMS OR PROCEEDINGS (WHETHER BROUGHT BY A PRIVATE PARTY, GOVERNMENTAL AUTHORITY OR OTHERWISE) FOR BODILY INJURY, PROPERTY DAMAGE, ABATEMENT, REMEDIATION, ENVIRONMENTAL DAMAGE, OR IMPAIRMENT OR ANY OTHER INJURY OR DAMAGE RESULTING FROM OR RELATING TO THE RELEASE OF ANY HAZARDOUS MATERIALS LOCATED UPON, MIGRATING INTO, FROM, OR THROUGH OR OTHERWISE RELATING TO ANY PROPERTY OWNED OR LEASED BY THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER (WHETHER OR NOT THE RELEASE OF SUCH HAZARDOUS MATERIALS WAS CAUSED BY THE BORROWER, ANY SUBSIDIARY OF THE BORROWER, A TENANT, OR SUBTENANT OF THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER, A PRIOR OWNER, A TENANT, OR SUBTENANT OF ANY PRIOR OWNER OR ANY OTHER PARTY AND WHETHER OR NOT THE ALLEGED LIABILITY IS ATTRIBUTABLE TO THE HANDLING, STORAGE, GENERATION, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS MATERIALS OR THE MERE PRESENCE OF ANY HAZARDOUS MATERIALS ON SUCH PROPERTY; PROVIDED THAT THE BORROWER SHALL NOT BE LIABLE TO THE INDEMNIFIED PARTIES WHERE THE RELEASE OF SUCH HAZARDOUS MATERIALS OCCURS AT ANY TIME AT WHICH THE BORROWER OR ANY SUBSIDIARY OF THE BORROWER CEASES TO OWN OR LEASE SUCH PROPERTY); PROVIDED FURTHER THAT NO INDEMNIFIED PARTY SHALL BE ENTITLED TO THE BENEFITS OF THIS  SECTION 13.16 TO THE EXTENT ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT CONTRIBUTED TO ITS LOSS. THIS AGREEMENT IS INTENDED TO PROTECT AND INDEMNIFY THE INDEMNIFIED PARTIES AGAINST ALL RISKS HEREBY ASSUMED BY THE BORROWER; AND PROVIDED FURTHER THAT IT IS THE INTENTION OF THE BORROWER TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE.  FOR PURPOSES OF THE FOREGOING SECTION 13.16, THE PHRASE “CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY” SET FORTH IN SUBPARAGRAPH (a) ABOVE SHALL INCLUDE, BUT NOT BE LIMITED TO, THE FINANCING OF ANY CORPORATE TAKEOVER PERMITTED HEREUNDER AND THE BORROWER’S USE OF THE LOAN PROCEEDS FOR THE PURPOSE OF ACQUIRING ANY EQUITY INTERESTS DESCRIBED IN SUBPARAGRAPH (ii) OF THE DEFINITION OF “QUALIFYING ASSETS” SET FORTH IN THIS AGREEMENT (AS AMENDED).   THE OBLIGATIONS OF THE BORROWER UNDER THIS SECTION 13.16 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE REPAYMENT OF THE NOTES.

13.17	Payments Set Aside.

To the extent that the Borrower makes a payment or payments to the Agent or any Bank or the Agent or any Bank exercises its right of set off, and such payment or payments or the proceeds of such set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any Debtor Law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect as if such payment had not been made or set off had not occurred.

13.18	Loan Agreement Controls.

If there are any conflicts or inconsistencies among this Agreement and any other document executed in connection with the transactions connected herewith, the provisions of this Agreement shall prevail and control.

13.19	Obligations Several.

The obligations of each Bank under this Agreement and the Note to which it is a party are several, and no Bank shall be responsible for any obligation or Commitment of any other Bank under this Agreement and the Note to which it is a party.  Nothing contained in this Agreement or the Note to which it is a party, and no action taken by any Bank pursuant thereto, shall be deemed to constitute the Banks to be a partnership, an association, a joint venture, or any other kind of entity.

13.20	Pro Rata Treatment.

All Loans under, and all payments and other amounts received in connection with this Agreement (including, without limitation, amounts received as a result of the exercise by any Bank of any right of set off) shall be effectively shared by the Banks ratably in accordance with the respective Pro-Rata Percentages of the Banks.  If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Note held by it (other than pursuant to Section 2.9) in excess of its Pro-Rata Percentage of payments on account of similar Notes obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Notes or Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (a) the amount of such Bank’s required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  Disproportionate payments of interest shall be shared by the purchase of separate participations in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participations in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participations in unpaid principal obligations.  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 13.20 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.   Notwithstanding the foregoing, a Bank may receive and retain an amount in excess of its Pro- Rata Percentage to the extent but only to the extent, that such excess results from such Bank’s Highest Lawful Rate exceeding another Bank’s Highest Lawful Rate.

13.21	Final Agreement.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT’S OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.22	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY)

.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.23	USA Patriot Act Notice.

Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act.  In the event of a Change in Ownership, the Borrower acknowledges that each Bank and the Agent will be required to obtain, verify and record information that identifies the Borrower in accordance with the Act and agrees that such information will be provided by the Borrower that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act.

13.24	No Fiduciary Duty.

The Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Borrower, its stockholders or its affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Signatures on Following Pages.]

1936560v81936560v8

IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement on the dates set forth below to be effective as of the date first written above.

SOUTHERN UNION COMPANY

By: /s/MICHAEL J. MCLAUGHLIN
Name:  Michael J. McLaughlin
Title:  Vice President and Treasurer

                     Signature Page to Amended and Restated Credit Agreement

MIZUHO CORPORATE BANK (USA),
as Administrative Agent and as a Bank

By:  /s/ LEON MO
Name:  Leon Mo
Title:  Senior Vice President

Signature Page to Amended and Restated Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Syndication Agent and as a Bank

By:  /s/ LAURANCE J. BRESSLER
Name:  Laurance J. Bressler
Title:  Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as Co-Documentation Agent and as a Bank

By:  /s/ MASAKAZU HASEGAWA
Name:  Masakazu Hasegawa
Title:  General Manager

Signature Page to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent and as a Bank

By:  /s/ KEVIN S. MCFADDEN
Name:  Kevin S. McFadden
Title:  Vice President

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A.,
as a Bank

By:  /s/ WILLIAM ROGERS
Name:  William Rogers
Title:  Managing Director

Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Bank

By:  /s/ CINDY M. MATULA
Name:  Cindy M. Matula
Title:  President - Austin Region

Signature Page to Amended and Restated Credit Agreement

COMERICA BANK,
as a Bank

By:  /s/ JOEY POWELL
Name:  Joey Powell
Title:  Vice President

Signature Page to Amended and Restated Credit Agreement

COMPASS BANK,
as a Bank

By:  /s/ GREG DETERMANN
Name:  Greg Determann
Title:  Senior Vice President

Signature Page to Amended and Restated Credit Agreement

BAYERISCHE LANDESBANK,
NEW YORK BRANCH,
as a Bank

By:  /s/ ALEXANDER KOHNERT
Name:  Alexander Kohnert
Title:  Senior Vice President

By:  /s/ GINA HOEY
Name:  Gina Hoey
Title:  Vice President

Signature Page to Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Bank

By:  /s/ KATIE M. MIKULA
Name:  Katie M. Mikula
Title:  Credit Officer

Signature Page to Amended and Restated Credit Agreement

SOVEREIGN BANK,
as a Bank

By:  /s/ ROBERT D. LANIGAN
Name:  Robert D. Lanigan
Title:  Senior Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as a Bank

By:  /s/ RONALD E. MCKAIG
Name:  Ronald E. McKaig
Title:  Senior Vice President

Signature Page to Amended and Restated Credit Agreement

ROYAL BANK OF CANADA,
as a Bank

By:  /s/ JAY T. SARTAIN
Name:  Jay T. Sartain
Title:  Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
as a Bank

By:  /s/ DARRELL STANLEY
Name:  Darrell Stanley
Title:  Managing Director

By:  /s/ SHARADA MANNO
Name:  Sharada Manno
Title:  Director

Signature Page to Amended and Restated Credit Agreement

BRANCH BANKING AND TRUST COMPANY,
as a Bank

By:  /s/ ROGER ERIC SEARLS
Name:  Roger Eric Searls
Title:  Vice President

Signature Page to Amended and Restated Credit Agreement

UMB BANK, N.A.,
as a Bank

By:  /s/ DAVID A. PROFFITT
Name:  David A. Proffitt
Title:  Senior Vice President

Signature Page to Amended and Restated Credit Agreement

EXHIBIT A

FORM OF NOTE

$___________                                                                                                                                                                                                                                                                     ____________, 20__

FOR VALUE RECEIVED, the undersigned, SOUTHERN UNION COMPANY, a corporation organized under the laws of Delaware (the “Borrower”), HEREBY PROMISES TO PAY to the order of ___________________________________ (the “Bank”), on or before _______________________ (the “Maturity Date”), the principal sum of ________________ Million and No/ 100ths Dollars ($_,000,000.00) in accordance with the terms and provisions of that certain Amended and Restated Credit Agreement dated August 3, 2010, by and among the Borrower, the Bank, the other banks named on the signature pages thereof, and MIZUHO CORPORATE BANK (USA), as Agent for the Banks (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

The outstanding principal balance of this Note shall be payable at the Maturity Date.  The Borrower promises to pay interest on the unpaid principal balance of this Note from the date of any Loan evidenced by this Note until the principal balance thereof is paid in full.  Interest shall accrue on the outstanding principal balance of this Note from and including the date of any Loan evidenced by this Note to but not including the Maturity Date at the rate or rates, and shall be due and payable on the dates, set forth in the Credit Agreement.  Any amount not paid when due with respect to principal (whether at stated maturity, by acceleration or otherwise), costs or expenses, or, to the extent permitted by applicable law, interest, shall bear interest from the date when due to and excluding the date the same is paid in full, payable on demand, at the rate provided for in Section 2.6(b) of the Credit Agreement.

Payments of principal and interest, and all amounts due with respect to costs and expenses, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set off or counterclaim to the account of the Agent at the principal office of Mizuho Corporate Bank (USA) in New York, New York (or such other address as the Agent under the Credit Agreement may specify) not later than noon (New York time) on the dates on which such payments shall become due pursuant to the terms and provisions set forth in the Credit Agreement.

If any payment of interest or principal herein provided for is not paid when due, then the owner or holder of this Note may at its option, by notice to the Borrower, declare the unpaid, principal balance of this Note, all accrued and unpaid interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest, notice of intent to accelerate, notice of actual acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower.

Exhibit A - 1

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or public holiday on which the Agent is not open for business, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

In addition to all principal and accrued interest on this Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by the Agent and all owners and holders of this Note in collecting this Note through any probate, reorganization bankruptcy or any other proceeding and (b) reasonable attorneys’ fees when and if this Note is placed in the hands of an attorney for collection after default.

All agreements between the Borrower and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on this Note or otherwise, shall the amount paid, or agreed to be paid, to the Bank for the use, forbearance, or detention of the money to be loaned under the Credit Agreement and evidenced by this Note or otherwise or for the payment or performance of any covenant or obligation contained in the Credit Agreement or this Note exceed the amount permissible at Highest Lawful Rate.  If as a result of any circumstances whatsoever, fulfillment of any provision hereof or of the Credit Agreement at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, the Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the amount permissible at the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this Note or the amounts owing on other obligations of the Borrower to the Bank under the Credit Agreement and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and the amounts owing on other obligations of the Borrower to the Bank under the Credit Agreement, as the case may be, such excess shall be refunded to the Borrower.  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Highest Lawful Rate, the Borrower and the Bank shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, received or reserved in connection with the indebtedness evidenced by this Note.

This Note is one of the Notes provided for in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions and with the effect therein specified, and provisions to the effect that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate.  It is contemplated that by reason of prepayments or repayments hereon prior to the Maturity Date, there may be times when no indebtedness is owing hereunder prior to such date; but notwithstanding such occurrence this Note shall remain valid and shall be in full force and effect as to Loans made pursuant to the Credit Agreement subsequent to each such occurrence.

Exhibit A - 2

Except as otherwise specifically provided for in the Credit Agreement, the Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security hereof, in whole or in part, with or without notice, before or after maturity.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its officer thereunto duly authorized effective as of the date first above written.

SOUTHERN UNION COMPANY

By:  _________________________________
Name:  _______________________________
Title:  ________________________________

Exhibit A - 3

EXHIBIT B

NOTICE OF BORROWING

The undersigned hereby certifies that s/he is an officer of SOUTHERN UNION COMPANY, a corporation organized under the laws of Delaware (the “Borrower”), authorized to execute this Notice of Borrowing on behalf of the Borrower.  With reference to that certain Amended and Restated Credit Agreement dated August 3, 2010 (as same may be amended, modified, increased, supplemented and/or restated from time to time, the “Credit Agreement”) entered into by and among the Borrower, MIZUHO CORPORATE BANK (USA), as Agent for the Banks, and the Banks identified therein, the undersigned hereby gives Agent irrevocable notice that the Borrower wishes to borrow under the Credit Agreement as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a)           Borrower requests that the Banks advance to the Borrower the aggregate sum of $__________ on August 3, 2010.  The initial Loans shall consist of [Alternate Base Rate Loans][Eurodollar Rate Loans and the Rate Period shall commence on _______________, 2010 and end on _________.]

(b)           The proceeds of the initial Loans shall be applied by the Agent to refinance existing indebtedness under the Existing Agreement in accordance with the Commitments on Schedule 2.1 to the Credit Agreement, and any excess proceeds shall be deposited into Borrower’s deposit account described as follows:

Financial Institution:   _____________________
ABA No.:   _____________________________
Account No.:   __________________________
Account Name: Southern Union Company
Reference:  _____________________________

(c)           As of the date hereof, and as a result of the making of the requested Loans, there does not and will not exist any Default or Event of Default.

(d)           The representations and warranties contained in Section 7 of the Credit Agreement are true and correct in all material respects as of the date hereof and shall be true and correct upon the making of the requested Loan, with the same force and effect as though made on and as of the date hereof and thereof.

EXECUTED AND DELIVERED this _____  day of  ___________, 2010.

SOUTHERN UNION COMPANY

By:  __________________________
Name:  ________________________
Title:  _________________________

                    Exhibit B - 1

EXHIBIT C

ASSIGNMENT AND ACCEPTANCE

[NAME AND ADDRESS OF
ASSIGNING BANK]

 _______________, 20__

________________________
________________________
________________________
________________________

Re: Southern Union Company Credit Agreement

Ladies and Gentlemen:

We have entered into an Amended and Restated Credit Agreement dated as of August 3, 2010 (the “Credit Agreement”), among certain banks (including us), Mizuho Corporate Bank (USA), as Agent for the Banks named therein (the “Agent”) and Southern Union Company (the “Company”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

Each reference to the Credit Agreement, the Notes, or any other document evidencing or governing the Loans (all such documents collectively, the “Financing Documents”) includes each such document as amended, modified, extended or replaced from time to time.  All times are Houston times.

1.           ASSIGNMENT.  We hereby sell you and assign to you without recourse, and you hereby unconditionally and irrevocably acquire for your own account and risk, a _____ percent (____%) undivided interest (“your assigned share”) in each of the following (the “Assigned Obligations”):

a.           our Note; and

b.           all Loans and interest thereon as provided in Section 2 of the Credit Agreement.

Exhibit C-1

2.           MATERIALS PROVIDED ASSIGNEE

a.           We will promptly request that the Company issue new Notes to us and to you in substitution for our Note to reflect the assignment set forth herein.  Upon issuance of such substitute Notes, (i) you will become a Bank under the Credit Agreement, (ii) you will assume our obligations under the Credit Agreement to the extent of your assigned share, and (iii) the Company will release us from our obligations under the Credit Agreement to the extent, but only to the extent, of your assigned share.  The Company consents to such release by signing this Agreement where indicated below.  As a Bank, you will be entitled to the benefits and subject to the obligations of a “Bank”, as set forth in the Credit Agreement, and your rights and liabilities with respect to the other Banks and the Agent will be governed by the Credit Agreement, including without limitation Section 12 thereof.

b.           We have furnished you copies of the Credit Agreement, our Note and each other Financing Document you have requested.  We do not represent or warrant (i) the priority, legality, validity, binding effect or enforceability of any Financing Document or any security interest created thereunder, (ii) the truthfulness and accuracy of any representation contained in any Financing Document, (iii) the filing or recording of any Financing Document necessary to perfect any security interest created thereunder, (iv) the financial condition of the Company or any other Person obligated under any Financing Document, any financial or other information, certificate, receipt or other document furnished or to be furnished under any Financing Document or (v) any other matter not specifically set forth herein having any relation to any Financing Document, your interest in one Note, the Company or any other Person.  You represent to us that you are able to make, and have made, your own independent investigation and determination of the foregoing matters, including, without limitation, the credit worthiness of the Company and the structure of the transaction.

3.           GOVERNING LAW; JURISDICTION.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  You irrevocably submit to the jurisdiction of any State or Federal court sitting in the State of New York in any suit, action or proceeding arising out of or relating to this Agreement and irrevocably waive any objection you may have to this laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  We may serve process in any manner permitted by law and may bring proceedings against you in any other jurisdiction.

4.           NOTICES.  All notices and other communications given hereunder to a party shall be given in writing (including bank wire, telecopy, telex or similar writing) at such party’s address set forth on the signature pages hereof or such other address as such party may hereafter specify by notice to the other party.  Notice may also be given by telephone to the Person, or any other officer in the office, listed on the signature pages hereof if confirmed promptly by telex or telecopy.  Notices shall be effective immediately, if given by telephone; upon transmission, if given by bank wire, telecopy or telex; five days after deposit in the mails, if mailed; and when delivered, if given by other means.

5.           AUTHORITY.  Each of us represents and warrants that the execution and delivery of  this Agreement have been validly authorized by all necessary corporate action and that this Agreement constitutes a valid and legally binding obligation enforceable against it in accordance with its terms.

Exhibit C-2

6.           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, and by each party on separate counterparts, each of which shall be an original but all of which taken together shall be but one instrument.

7.           AMENDMENTS.  No amendment modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

If the foregoing correctly sets forth our agreement, please so indicate by signing the enclosed copy of this Agreement and returning it to us.

Very truly yours,

_________________________________________

By:  ______________________________________
Name:  _____________________________________
Title:  ______________________________________

[Street Address]  _____________________________
[City, State, Zip Code]  _________________________
Telephone:  _________________________________
Telecopy:  __________________________________

AGREED AND ACCEPTED:

________________________________

By:   ____________________________
         ____________________________
         ____________________________
         ____________________________

Attention:  _______________________
Telephone: _______________________
Telecopy:  _______________________
Account for Payments: ______________

Exhibit C-3

ASSIGNMENT APPROVED PURSUANT TO SECTION 13.13 OF THE CREDIT
AGREEMENT AND RELEASE APPROVED IN SECTION 2 OF THIS AGREEMENT:

SOUTHERN UNION COMPANY

By: ______________________________
Name:  ___________________________
Title:  ____________________________

Exhibit C – 4